Exhibit 10.45

Execution Version

29 June 2007

IXEUROPE PLC

and

CIT BANK LIMITED

as Arranger

and

CIT CAPITAL FINANCE (UK) LIMITED

acting as Administrative Agent and Security Trustee

and

THE LENDERS

£82,000,000 SENIOR FACILITIES AGREEMENT

Herbert Smith LLP

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	97

28.	SHARING AMONG THE FINANCE PARTIES	97

29.	HEDGE COUNTERPARTIES	98

30.	THE SECURITY TRUST	100

31.	PARALLEL DEBT	104

32.	PAYMENT MECHANICS	105

33.	SET-OFF	107

34.	NOTICES	107

35.	CALCULATIONS AND CERTIFICATES	111

36.	PARTIAL INVALIDITY	111

37.	REMEDIES AND WAIVERS	111

38.	AMENDMENTS AND WAIVERS	111

39.	COUNTERPARTS	112

40.	GOVERNING LAW	112

41.	ENFORCEMENT	113

SCHEDULE 1 The Original Parties		114
SCHEDULE 2 Conditions Precedent/Subsequent		116
SCHEDULE 3 Utilisation Requests		129
SCHEDULE 4 Mandatory Cost Formulae		131
SCHEDULE 5 Forms of Transfer Certificate and Assignment Agreement		134
SCHEDULE 6 Form of Accession Letter		139
SCHEDULE 7 Form of Resignation Letter		140
SCHEDULE 8 Form of Compliance Certificate		141
SCHEDULE 10 Part I IX Europe Organisation Chart		144
SCHEDULE 10 Part II Current CEO, COO and CFO		145
SCHEDULE 11 Permitted Leases		146
SCHEDULE 12 Template for Acquisition Summary		147
SCHEDULE 13 Form of Confirmation		153

THIS	AGREEMENT is dated June 2007 and made

BETWEEN:

(1)	IXEUROPE PLC a company incorporated in England and Wales (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Obligors) as original borrowers (together with the Company the “Original Borrowers”);

(3)	THE SUBSIDIARIES of the Company listed in Part II of Schedule 1 (The Original Guarantors) as original guarantors (together with the Company the “Original Guarantors”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(5)	CIT BANK LIMITED as arranger (the “Arranger”);

(6)	CIT CAPITAL FINANCE (UK) LIMITED as agent of the Lenders (the “Administrative Agent”);

(7)	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as original hedge counterparty (the “Original Hedge Counterparty”); and

(8)	CIT CAPITAL FINANCE (UK) LIMITED as security trustee for and on behalf of the Finance Parties (as defined below) and others (the “Security Trustee”).

IT	IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accountants Report” means the report of BDO Stoy Hayward on the financial affairs of the Group provided pursuant to Clause 4.1 (Initial conditions precedent).

“Accounting Principles” means generally accepted accounting principles and practices in the jurisdiction of incorporation of the relevant member of the Group.

“Acquisition Information Template” means a document substantially in the form set out in Schedule 12 (Template for acquisition summary) setting out the relevant information relating to a Permitted Acquisition.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the spot rate of exchange of Lloyds TSB Plc (or of such other bank of similar standing as the Administrative Agent may appoint in consultation with the Company) for the purchase of the relevant currency with the Base Currency in the London foreign exchange market as of 11:00 a.m. on a particular day.

“Assignment Agreement” means an agreement substantially in the form set out in Part II of Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(A)	in relation to Facility A, the period from and including the Closing Date to and including the date falling 9 Months thereafter;

(B)	in relation to Facility B, the period from and including the Closing Date to and including the date falling 36 Months thereafter;

(C)	in relation to Facility C, the period from and including the Closing Date until the date falling one Month prior to the Termination Date; and

(D)	in relation to Facility D, such period as may be agreed between the Obligors’ Agent, the Administrative Agent and the Lenders in respect of Facility D.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(A)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(B)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under Facility C only, that Lender’s participation in any Facility C Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“B&S Finance Lease” means a Finance Lease between a member of the Group and B&S Card Services GmbH and which has the commercial effect of a “back to back” arrangement in form and substance satisfactory to the Administrative Agent, acting reasonably.

“Base Case” means the document comprising the financial forecasts for the Group in the agreed form and signed, for the purposes of identification, by the Company and the Administrative Agent.

“Base Currency” means sterling.

“Base Currency Amount” means in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is two Business Days before the Utilisation Date or, if later, on the date the Administrative Agent receives the Utilisation Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of that Loan.

“Blocked Bank Accounts” means two bank accounts of IX Europe GmbH held at Deutsche Bank, Große Gallusstr. 10-14, 60323 Frankfurt am Main with account number 095 07 09 30 and Dresdner Bank, Filiale Fürstenhof, 60613 Frankfurt am Main with account number 938 117 70, two bank accounts of Interconnect Exchange Europe GmbH held at HypoVereinsbank, Mainzer Landstr. 23, 60329 Frankfurt am Main with account number 605823467 and Commerzbank, Breite Str. 25, 40213 Dusseldorf with account number 135155010 and one bank account of IX Europe (Switzerland) AG held at Credit Suisse with account number 604731-41-4-G4 in each case where such accounts hold monies the subject of rent deposits only, and such other accounts as the Administrative Agent shall agree in writing.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Borrowing Group” means the Group excluding any Dormant Subsidiary.

“Borrowing Group EBITDA” means EBITDA in relation to the Borrowing Group only.

“Break Costs” means the amount (if any) by which:

(A)	the interest (which for the avoidance of doubt excludes the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means the annual budget for the Group as referred to in Clause 20.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(A)	(in relation to any date for payment or purchase of swiss francs) Zurich; or

(B)	(in relation to any date for payment or purchase of euro) is a TARGET Day.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which in accordance with the Accounting Principles is treated as capital expenditure and including the capital element of any expenditure or obligation incurred in connection with a capital or Finance Lease, other than a B&S Finance Lease.

“Cash” means, at any time, cash at bank and credited to an account in the name of an Obligor and to which an Obligor is alone beneficially entitled and for so long as:

(A)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Borrowing Group member or of any other person whatsoever or on the satisfaction of any other condition;

(B)	there is no Security over that cash except Transaction Security; and

(C)	such cash is freely and immediately available to be applied in repayment or prepayment of Financial Indebtedness of the Group.

“Cashflow Available For Debt Service” or “CAFDS” means, in respect of any Relevant Period, Borrowing Group EBITDA for that Relevant Period then adjusted for any adjustments agreed by the Administrative Agent and after:

adding back:

(A)	any decrease in the amount of Working Capital at the end of that Relevant Period compared against Working Capital at the start of that Relevant Period;

(B)	any cash receipt in respect of any exceptional or extraordinary item (excluding any such receipt that is applied in mandatory prepayment of the Facilities);

(C)	any cash receipt in respect of any Tax rebate;

(D)	any increase in provisions, other non-cash debits and other non-cash charges taken into account in establishing Borrowing Group EBITDA; and

(E)	any drawdowns under Facility B and Facility C,

and deducting:

(A)	any amount of Capital Expenditure (other than any incurred by way of finance or capital lease) actually made by any member of the Borrowing Group (save to the extent the same is funded under the Finance Documents);

(B)	any increase in the amount of Working Capital at the end of that Relevant Period compared against Working Capital at the start of that Relevant Period;

(C)	any cash payment in respect of any exceptional or extraordinary item;

(D)	any amount actually paid or due and payable in respect of Tax on the profits of any member of the Borrowing Group;

(E)	any decrease in provisions and other non-cash credits taken into account in establishing Borrowing Group EBITDA; and

(F)	any dividend or other distribution permitted pursuant to Clause 22.16 (Dividends and other payments on subordinated debt).

and so that no amount shall be included more than once and no amounts related to a B&S Finance Lease shall be added or deducted.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the Administrative Agent confirms in writing to the Company and the Lenders that the documents and other evidence referred to in Clause 4.1(Initial Conditions Precedent) has been received.

“Commitment” means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Consolidated Total Finance Charges” means, in respect of any period:

(A)	the aggregate amount of the interest (including the interest element of payments made under Finance Leases other than a B&S Finance Lease), commission, fees (excluding all front end, arrangement and participation fees paid on or about the Closing Date under the Finance Documents and up-front premium or front end fees under any hedging arrangement), discounts, prepayment penalties or premiums and other finance payments payable in cash by any member of the Borrowing Group in respect of Financial Indebtedness, including in respect of any interest rate hedging arrangement; less

(B)	the aggregate of any commission, fees, discounts and other finance payments received in cash by any member of the Borrowing Group under any interest rate hedging arrangement,

provided that any amounts payable by one member of the Borrowing Group to another member of the Borrowing Group shall not be included in the calculation of Consolidated Total Finance Charges.

“Current Assets” means the aggregate of inventory, trade and other receivables of each member of the Borrowing Group including sundry debtors (but excluding cash at bank) maturing within twelve months from the date of computation and excluding:

(A)	receivables in relation to Tax;

(B)	extraordinary items, exceptional items and other non-operating items;

(C)	insurance claims; and

(D)	any accrued interest owing to any member of the Borrowing Group.

“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals, provisions and prepayments) of each member of the Borrowing Group falling due within twelve months from the date of computation but excluding:

(A)	liabilities in respect of the Facilities;

(B)	liabilities for Tax;

(C)	extraordinary items, exceptional items and other non-operating items;

(D)	insurance claims; and

(E)	liabilities in relation to dividends declared but not paid by the Company.

“Default” means an Event of Default or any event or circumstance which would with the expiry of a grace period and/or the giving of notice, in each case, under Clause 23 (Events of Default), be an Event of Default.

“Default Rate” has the meaning ascribed to it in the definition of Margin.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Disposal” means a sale, lease, transfer, loan or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary and whether as a single transaction or a series of transactions).

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets which in aggregate have a value of £50,000 or more or its equivalent in other currencies (excluding historic VAT reclaims).

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht).

“Dutch Obligor” means an Obligor incorporated under Dutch law.

“EBITDA” means the consolidated profits of the Group for a Relevant Period:

(A)	before deducting any Total Interest Costs;

(B)	before deducting any amount attributable to the amortisation of intangible assets, the depreciation of tangible assets or the amortisation of any fees, costs and expenses incurred in connection with the Finance Documents;

(C)	before taking into account any accrued interest owing to any member of the Group;

(D)	before taking into account any items treated as exceptional or extraordinary items;

(E)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests;

(F)	after deducting the amount of any profit of any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Group through distributions by such investment or entity;

(G)	before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt;

(H)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset; and

(I)	after taking into account the adjustment for options included in the schedule of charges (as agreed with BDO Stoy Hayward and reviewed from time to time under IFRS rules) in respect of the same Relevant Period and any other adjustments agreed by the Administrative Agent, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation.

“Eligible Deposit Bank” means any bank or financial institution with a short term rating of at least A1 granted by Standard and Poors Corporation or P1 granted by Moody’s Investor’s Services Inc.

“Enforcement Action” means any action to:

(A)	demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of all or part of any liability owing or due to any Finance Party under any Finance Document;

(B)	enforce (or require any other person to enforce) any Security (whether by sale, possession, appointment of an administrator or otherwise) or any guarantee;

(C)	discharge, sue for or commence proceedings to recover all or part of any liability or obtain or enforce any judgment against any member of the Group in relation to all or part of any liability owing or due to any Finance Party under any Finance Document;

(D)	declare an early termination date under any Hedging Agreement or demand payment of all or part of any amount which would become payable following an early termination date;

(E)	petition for, apply for or vote in favour of any resolution for the winding up, dissolution, administration or implementation of a voluntary arrangement in relation to any member of the Group; or

(F)	recover or receive all or part of any liability owing or due to any Finance Party under any Finance Document (including by exercising any rights of set-off or combination of accounts) other than in accordance with this Agreement.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(A)	the pollution or protection of the environment;

(B)	harm to or the protection of human health; or

(C)	the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“EURIBOR” means, in relation to any Loan in euro:

(A)	the applicable Screen Rate; or

(B)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Financial Indebtedness” means all Financial Indebtedness of the Group incurred under or pursuant a senior facilities agreement dated 26 July 2006 made between, amongst others, (1) the Company (as the company), (2) the Arranger (as the arranger) and (3) the Administrative Agent (as administrative agent), as amended and restated on 28 February 2007.

“Facility” means Facility A, Facility B, Facility C or Facility D;

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2.1.1 (The Facilities).

“Facility A Commitment” means:

(A)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part III of Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(B)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each of the dates specified in Clause 7.1.1 (Repayment of Facility A and B Loans) as Facility A Repayment Dates, but if any such date is not a Business Day, then that Facility A Repayment Date shall be deemed to be the next Business Day.

“Facility A Repayment Instalment” means each instalment for repayment of the Facility A Loans referred to in Clause 7.1.1 (Repayment of Facility A and B Loans).

“Facility B” means the term loan facility made available under this Agreement as described in Clause 2.1.2 (The Facilities).

“Facility B Commitment” means:

(A)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part III of Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(B)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Repayment Date” means each of the dates specified in Clause 7.1.2 (Repayment of Facility A and B Loans) as Facility B Repayment Dates, but if any such date is not a Business Day, then that Facility B Repayment Date shall be deemed to be the next Business Day.

“Facility B Repayment Instalment” means each instalment for repayment of the Facility B Loans referred to in Clause 7.1.2 (Repayment of Facility A and B Loans).

“Facility C” means the revolving loan facility made available under this Agreement as described in Clause 2.1.3 (The Facilities).

“Facility C Commitment” means:

(A)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Part III of Schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(B)	in relation to any other Lender, the amount of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement,

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility D” means the uncommitted term loan facility to be made available under, and in accordance with the terms and conditions of, this Agreement as described in Clause 2.2 (Facility D).

“Facility D Loan” means a loan made or to be made under Facility D or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Administrative Agent and the Company or the Security Trustee and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, the Hedging Letter, the Hedging Documents, any Fee Letter, any Accession Letter, any Resignation Letter, any Transaction Security Document and any other document designated as a “Finance Document” by the Administrative Agent and the Company.

“Finance Lease” means a contract treated as a finance or capital lease in accordance with generally accepted accounting principles in the relevant jurisdiction.

“Finance Party” means the Administrative Agent, the Arranger, the Security Trustee, a Hedge Counterparty and each Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(A)	monies borrowed or raised;

(B)	any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility or any dematerialised equivalent;

(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)	any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(G)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(H)	any amount raised by the issue of redeemable shares;

(I)	any liability under an advance or deferred purchase agreement if such agreement was entered into primarily as a method of raising finance;

(J)	any liability for the supply of goods or services which is more than 90 days past the expiry of the period customarily allowed by the relevant supplier after the due date (other than as a result of a bona fide dispute);

(K)	any arrangement entered into primarily as a method of raising finance pursuant to which an asset sold or otherwise disposed of by that person may be re-acquired by a member of the Group (whether following the exercise of an option or otherwise);

(L)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(M)	(without double counting) any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition and any agreement to maintain the solvency of any person whether by investing in, lending to or purchasing the assets of such person.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“French Borrower” means any Borrower that is incorporated in France.

“French Guarantor” means any Guarantor that is incorporated in France.

“German Obligor” means any Obligor that is incorporated or established (as the case may be) in the Federal Republic of Germany.

“German Subsidiary” means companies which are dependent enterprises of the relevant Holding Company, or any company in respect of which such term is used, within the meaning of section 17 German Stock Corporation Act (AktG) and subsidiaries within the meaning of section 290 German Commercial Code (HGB).

“Group” means the Company and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart as at the date hereof set out in Schedule 10 (Group Structure Chart).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Guidelines” means, together, the guideline “Syndicated Loans” of January 2000 (S-02.128) (Merkblatt S-02.128 vom January 2000 betreffend Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen) and the guideline “Bonds” of April 1999 (S-02-122.1) (Merkblatt S-02.122.1 vom April 1999 betreffend Obligationen) as issued by the Swiss Federal Tax Administration.

“Hedge Counterparty” means the Original Hedge Counterparty and any other person who enters into Hedging Agreement with a Borrower.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into by a Borrower and a person permitted under Clause 29.1 (Identity of Hedge Counterparties) for the purpose of hedging interest rate liabilities in relation to the Term Facilities in accordance with the Hedging Letter.

“Hedging Document” means a Hedging Agreement or any document entered into under or in connection with it.

“Hedging Letter” means the letter addressed from the Administrative Agent to the Company dated on or about the date of this Agreement relating to the hedging strategy of the Group in the form agreed between the Company and the Administrative Agent.

“Hedging Liability” means any liability of any member of the Group to a Hedge Counterparty under any Hedging Agreement.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for indebtedness in respect of paragraphs (E), (F), (H) and (J) or, to the extent it relates to indebtedness under paragraphs (E), (F), (H) or (J), paragraph (M) of the definition of Financial Indebtedness.

“Information Memorandum” means any document approved by the Company in writing (acting reasonably) concerning the Group which is to be prepared hereafter in relation to this transaction and to be distributed by the Arranger to selected financial institutions prior to the Syndication Date in connection with the syndication of the Facilities.

“Information Package” means the bundle of documents relating to the Group supplied by the Group to the Arranger on or about 12 June 2007 to enable the Arranger, the Administrative Agent, the Security Trustee and the Lenders to assess the credit worthiness of the Group together with such further information and documents relating to the businesses, assets, liabilities and affairs of the Group supplied by any member of the Group to the Administrative Agent or the Arranger in writing since 12 June 2007.

“Intellectual Property” means:

(A)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(B)	the benefit of all applications and rights to use such assets of each member of the Group.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“ITA” means the Income Tax Act 2007.

“Legal Opinions” means the legal opinions delivered to the Administrative Agent pursuant to Clause 4.1 (Initial Conditions Precedent) or Clause 25 (Changes to the Obligors).

“Legal Reservations” means:

(A)	the principal that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(B)	the time barring of claims under the Limitation Acts or equivalent legislation in any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of the UK stamp duty may be void and defences of set-off or counterclaim; and

(C)	any general principles which are set out in the qualifications as to matters of law in the Legal Opinions.

“Lender” means:

(A)	any Original Lender; and

(B)	any bank, financial institution (including a trust), fund, vehicle or other entity in each case which is engaged in or established for the making of or purchasing or investing in Loans and/or securities which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender’s Commitment” means, in relation to a Lender, that Lender’s commitment in respect of a Facility as set out at Part III of Schedule 1 (The Original Lenders).

“LIBOR” means, in relation to any Loan:

(A)	the applicable Screen Rate; or

(B)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a Term Loan or a Revolving Loan.

“London 4” means a datacentre to be owned and operated by Interconnect Exchange Europe Limited within the building to be constructed by Slough Trading Estate Limited at 2 Buckingham Avenue, Slough in accordance with the agreement to lease signed by Interconnect Exchange Europe Limited on 12 June 2006.

“Majority Lenders” means:

(A)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Mandatory Prepayment/Holding Account” means an interest-bearing account:

(A)	identified in a letter to be agreed hereafter between the Company and the Administrative Agent (in each case acting reasonably) as a Mandatory Prepayment Account (as the same may be redesignated, substituted or replaced from time to time);

(B)	subject to Security in favour of the Security Trustee which Security is in form and substance satisfactory to the Administrative Agent and the Security Trustee; and

(C)	from which no withdrawals may be made by any members of the Group save other than as permitted under this Agreement.

“Margin” means:

(A)	in relation to a Facility A Loan or a Facility C Loan, 2.00 per cent. per annum;

(B)	in relation to a Facility B Loan, 2.25 per cent. per annum,

but if:

(1)	no Event of Default has occurred and is continuing; and

(2)	at any Quarter Date after the Closing Date, the ratio of Total Debt at the end of the most recently completed Relevant Period to Pro Forma Borrowing Group EBITDA for such Relevant Period is within a range set out in the table below, then the Margin for each Loan will thereafter be the percentage per annum set out below opposite that range:

Total Debt to Pro Forma Borrowing Group EBITDA	Facility A/Facility C Margin (% p.a.)	Facility B Margin (% p.a.)
Greater than 3.75:1	2.00	2.25
Less than or equal to 3.75:1 but greater than 3.50:1	2.00	2.00
Less than or equal to 3.50:1 but greater than 3.00:1	1.75	1.75
Less than or equal to 3.00:1 but greater than 2.50:1	1.50	1.50

Less than or equal to 2.50:1 but greater than 2.00:1	1.25	1.25
Less than or equal to 2.00:1 but greater than 1.50:1	1.00	1.00
Less than or equal to 1.50:1	0.75	0.75

and;

(C)	in relation to a Facility D Loan, the rate(s) agreed between the Obligors’ Agent, the Administrative Agent and each Lender in respect of Facility D from time to time.

Any change in that Margin shall take effect from and on the fifth Business Day after receipt by the Administrative Agent of the Quarterly Financial Statements and Compliance Certificate for that Relevant Period.

If an Event of Default is outstanding, the Margin will be increased by 2.00 per cent. per annum above the then applicable rate (the “Default Rate”) provided that upon the remedy or waiver, as the case may be, of the said Event of Default, the said Margin will be recalculated on the basis set out above, and any change shall take effect as of the date the relevant Event of Default is remedied or waived.

“Material Adverse Effect” means a material adverse effect on:

(A)	the business, assets or financial condition of the Group taken as a whole; or

(B)	the ability of an Obligor to perform its payment obligations under the Finance Documents or result in the invalidity or unenforceability of any Finance Document or have a material adverse effect on the effectiveness or ranking of any material Security granted or purporting to be granted pursuant to any of the Finance Documents; or

(C)	the ability of the Group to comply with its obligations under Clause 21.1 (Financial condition) of this Agreement.

“Material Company” means, at any time:

(A)	an Obligor;

(B)	a Subsidiary of the Company which:

(1)	has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) representing 5 per cent. or more of Borrowing Group EBITDA; or

(2)	has gross assets (excluding intra-group items) representing 5 per cent. or more of the gross assets of the Borrowing Group,

in each case calculated on a consolidated basis; and

(C)	each Holding Company (which is also a member of the Group) of a member of the Group which is a “Material Group Company” pursuant to paragraph (A) or (B).

Compliance with the conditions set out in paragraphs (B)(1) and (2) above shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or shall be assessed on a quarterly basis by reference to the latest monthly management accounts of that Subsidiary and on an annual basis by reference to the latest audited consolidated financial statements of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Non-Bank Rules” means the Ten Non-Bank Rule and the Twenty Non-Bank Rule.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

“Optional Currency” means euros or Swiss francs.

“Original Financial Statements” means:

(A)	in relation to each Original Obligor, its audited financial statements (consolidated where applicable) for its financial year ended 31 December 2006;

(B)	in relation to each Original Obligor, its monthly financial statements (consolidated where applicable) for the month ending 30 April 2007; and

(C)	in relation to any Obligor (other than an Original Obligor), its audited financial statements delivered to the Administrative Agent as required by Clause 25 (Changes to the Obligors).

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means a purchase permitted in accordance with Clause 22.7 (Acquisitions)

“Permitted Carry Forward Amount” has the meaning given to such term in Clause 21 (Financial Covenants).

“Permitted Leases” means those Finance Leases in respect of equipment used by members of the Borrowing Group as listed in Schedule 11 (Permitted Leases) (as such list may from time to time be amended by written agreement between the Company and the Administrative Agent, such agreement not to be unreasonably withheld) and any other Finance Lease entered into from time to time with any Lender, provided that the aggregate of any Financial Indebtedness incurred by the Group under such Finance Leases shall not exceed £5,000,000.

“Pro Forma Borrowing Group EBITDA” means the notional EBITDA to be applied in respect of the Relevant Period or (in the case of Clause 21 (Financial Covenants)), Financial Quarter or other three month period (in the case of Clause 5.3.2 (Currency and amount)) (as appropriate), provided that, in the case of EBITDA received by any member of the Borrowing Group from a Significant Customer Contract, the amount of such EBITDA in the current financial year will be deducted from the calculation of EBITDA and an annualised proforma amount of 80 per cent. of the contracted monthly revenues per Financial Quarter in respect of each such Significant Customer Contract will be added back to EBITDA, in each case from the date of signature of such Significant Customer Contract until the first anniversary of such date.

“Qualifying Bank” means any legal entity which is recognised as a bank by the banking laws in force in its country of incorporation and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(A)	(if the currency is sterling or Swiss francs) the first day of that period; or

(B)	(if the currency is euro) two TARGET Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means the principal London offices of Lloyds TSB Plc and such other banks or such of the Lenders as may be appointed by the Administrative Agent in consultation with the Company.

“Related Fund” means, in relation to a trust or fund or other entity, another trust, fund or other entity which is regularly engaged in, or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and either has the same fund manager or has common ownership as such first mentioned trust or fund or other entity.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(A)	its jurisdiction of incorporation;

(B)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(C)	any jurisdiction where it conducts its business; and

(D)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” means each period of twelve months, or such shorter period commencing on the Closing Date, ending on each Quarter Date falling on or after the Closing Date.

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), 19.10 (No default), 19.11.5 (No misleading information), 19.12.3 and 19.12.4 (Financial condition), 19.13 (No proceedings pending or threatened) to 19.17 (Security and Financial Indebtedness) and 19.25 (Dutch Financial Supervision Act).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Revolving Loan” means a Facility C Loan.

“Rollover Loan” means one or more Facility C Loans:

(A)	made or to be made on the same day that a maturing Facility C Loan is due to be repaid;

(B)	the aggregate amount of which is equal to or less than the maturing Facility C Loan;

(C)	in the same currency as the maturing Facility C Loan; and

(D)	made or to be made to the same Borrower for the purpose of refinancing a maturing Facility C Loan.

“Screen Rate” means:

(A)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(B)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Company” means any member of the Group that has entered into a Transaction Security Document.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 10 (Interest Periods) in relation to Facility A and/or Facility B.

“Significant Customer Contract” means a material contract entered into or to be entered into by a member of the Borrowing Group with a customer in the ordinary course of business and on arm’s length terms in such form as the Administrative Agent shall approve (acting reasonably).

“Slough Upgrade” means second phase of the upgrade in respect of London 4, as referred to in the Base Case.

“Slough Upgrade Deferred Consideration” means the amount of the consideration in respect of the Slough Upgrade that is deferred for more than 90 days after the date for initial payment of monies due under the agreement relating to the Slough Upgrade.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means in relation to a company or corporation, any company or corporation:

(A)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(B)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(C)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swiss Borrower” means a Borrower incorporated under the laws of Switzerland or which is treated as resident in Switzerland for tax purposes.

“Swiss Obligor” means an Obligor incorporated under the laws of Switzerland or which is treated as resident in Switzerland for tax purposes.

“Swiss Withholding Tax” means any withholding tax on the payment of interest and dividends (including constructive dividends) in accordance with the Swiss Federal Withholding Tax Act of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended from time to time.

“Syndication Date” means the day specified by the Arranger as the day on which primary syndication of the Facilities is completed provided that the Syndication Date shall not be more than six months after the date of the first Utilisation Request under the Facilities as the case may be.

“Syndication Letter” means the letter dated on or about the date hereof addressed by the Arranger, to the Company relating to the syndication of the Facilities.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Ten Non-Bank Rule” means the rule that the aggregate number of Lenders of a Swiss Borrower under this Agreement which are not Qualifying Banks must not exceed ten (10), in each case in accordance with the meaning of the Guidelines.

“Term Facility” means Facility A, Facility B or, subject to Clause 2.2 (Facility D), Facility D.

“Term Loan” means a Facility A Loan, a Facility B Loan or, subject to Clause 2.2 (Facility D), a Facility D Loan.

“Termination Date” means 30 June 2014.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

“Total Debt” means, at any time, the aggregate amount of all obligations of the Borrowing Group for or in respect of the principal amount of Indebtedness for Borrowed Money but:

(A)	excluding any such obligations to any other member of the Borrowing Group; and

(B)	including:

(1)	in the case of Finance Leases (other than B&S Finance Leases), only the capitalised value thereof; and

(2)	the Slough Upgrade Deferred Consideration,

and so that no amount shall be included or excluded more than once.

“Total Debt Service” means, in respect of any Relevant Period, the aggregate of:

(A)	Total Interest Costs;

(B)	the aggregate of all scheduled repayments of any Indebtedness for Borrowed Money of the Borrowing Group;

(C)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease or capital lease entered into by any member of the Borrowing Group;

(D)	the amount of any payments in respect of that Relevant Period payable in respect of the Slough Upgrade Deferred Consideration;

(E)	the aggregate of any dividend or other distribution permitted pursuant to Clause 22.16 (Dividends and other payments on subordinated debt);

(F)	the aggregate of all interest, lease rentals, coupon or other payments whatsoever in respect of Financial Indebtedness of the Borrowing Group,

and so that no amount shall be included more than once and so that, to the extent not already excluded, no amount shall be included in respect of any B&S Finance Lease.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments.

“Total Funding Costs” means, in respect of any period, the aggregate of:

(A)	Consolidated Total Finance Charges for that period;

(B)	scheduled repayments, and any other scheduled payments in the nature of principal, payable by any member of the Borrowing Group in that period in respect of Financial Indebtedness, other than B&S Finance Leases; and

(C)	to the extent not already included in paragraph (b) above, the amount of the capital element of any payments in respect of that period payable under any Finance Lease entered into by any member of the Borrowing Group, and so that no amount shall be included more than once but excluding any amounts falling due under any overdraft, working capital facility or revolving credit facility provided such amounts are available for simultaneous redrawing under that or any replacement facility and further, to the extent not already excluded, no amount shall be included in respect of any B&S Finance Lease.

“Total Interest Costs” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Indebtedness for Borrowed Money payable in cash by any member of the Borrowing Group in respect of that Relevant Period:

(A)	excluding any such obligations to any other member of the Borrowing Group;

(B)	including only the interest element of payments payable under any finance capital lease entered into by any member of the Borrowing Group, other than a B&S Finance Lease;

(C)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Borrowing Group under any interest rate hedging arrangement; and

(D)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Borrowing Group under any interest rate hedging instrument.

“Total Senior Debt” means, at any time, the aggregate amount of all obligations of the Borrowing Group for or in respect of the principal amount owed under the Facilities.

“Total Senior Interest Costs” means, for any Relevant Period, the Total Interest Costs attributable to Total Senior Debt.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee and/or the Finance Parties (or any of them) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the following documents:

(A)	the charges, pledges and assignments and other security documents in form and substance acceptable to the Security Trustee and the Administrative Agent and identified in and delivered to the Administrative Agent in section 2.5 of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) or under Part II of Schedule 2 (Conditions Precedent to be delivered by Additional Obligors); and

(B)	any other document entered into by any member of the Group creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Part I of Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Administrative Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(A)	the proposed Transfer Date specified in the Assignment Agreement or Transfer Certificate; and

(B)	the date on which the Administrative Agent executes the Assignment Agreement or Transfer Certificate.

“Trust Property” means, collectively, (i) the security, powers, rights, titles, benefits and present or future interests constituted by, and conferred on the Security Trustee under, the Transaction Security Documents, any other Finance Document or any other related document (together, the “Trust Documents”), (ii) all assets paid, transferred to, or vested in the Security Trustee (or its nominees), or received or recovered by the Security Trustee (or its nominees) in connection with the Trust Documents, and (iii) all rights, benefits, interests and other assets representing or deriving from the foregoing, including all interest, income and other sums at any time received or recoverable in respect of the same.

“Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks, of a Swiss Borrower under all outstanding loans, facilities and/or private placements (including under this Agreement) must not at any time exceed twenty (20), in each case in accordance with the meaning of the Guidelines.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unused Amount” has the meaning given to such terms in Clause 21.1 (Financial condition).

“Utilisation” means the utilisation of a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Requests).

“VAT” means value added tax as provided for in the UK Value Added Tax Act 1994 and any other tax of a similar nature in the UK or any other jurisdiction.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

1.2	Construction

1.2.1	Unless a contrary indication appears a reference in this Agreement to:

(A)	the “Administrative Agent”, the “Arranger”, the “Security Trustee”, any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as security trustee or security trustees in accordance with this Agreement;

(B)	a document in “agreed form” is a document which is:

(1)	initialled by or on behalf of the Company and the Administrative Agent or the Arranger; or

(2)	executed on or before the Closing Date by the Company and the Arranger or the Administrative Agent.

(C)	“assets” includes present and future properties, revenues and rights of every description;

(D)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(E)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated (however fundamentally);

(F)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, including a third party security arrangement, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(G)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(H)	“liabilities” includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(I)	a “participation” of a Lender in a Loan, means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(J)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(K)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(L)	a provision of law is a reference to that provision as amended or re-enacted; and

(M)	a time of day is a reference to London time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency Symbols and Definitions

“£” and “sterling” denotes lawful currency of the United Kingdom, “CHF” and “Swiss francs” denotes lawful currency of Switzerland and “€” and “euro” means the single currency unit of the Participating Member States.

1.4	Third party rights

1.4.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

1.4.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available:

2.1.1	to the Borrowers, a multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments being £40,000,000 at the date of this Agreement;

2.1.2	to the Borrowers, a multicurrency term loan facility in an aggregate amount equal to the Total Facility B Commitments being £40,000,000 at the date of this Agreement; and

2.1.3	to the Borrowers, a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility C Commitments being £2,000,000 at the date of this Agreement.

2.2	Facility D

2.2.1	Following a written request from the Company at any time after 31 December 2007, the Lenders (acting in their sole discretion) may make available to the Borrowers a multicurrency term loan facility in an aggregate amount of up to £15,000,000 (“Facility D”).

2.2.2	If the Lenders agree to make Facility D available to the Borrowers, the provisions of this Agreement shall apply to Facility D and any Facility D Loan as they apply to each other Term Facility and each other Term Loan, with such modifications as may be agreed between the Obligors’ Agent, Administrative Agent and the Lenders in respect of Facility D.

2.3	Finance Parties’ rights and obligations

2.3.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	No Further Finance Obligation

The Obligors acknowledge that, save as expressly provided in this Agreement, the Lenders have no obligation to provide further finance or agree to any variation or amendment to the Finance Documents and shall act in their sole discretion.

2.5	Obligors’ Agent

2.5.1	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(A)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(B)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.5.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

3.1.1	Each Borrower shall apply all amounts borrowed by it under the Term Facilities:

(A)	refinancing the Existing Financial Indebtedness;

(B)	financing Capital Expenditure in respect of the assets acquired by the Group through London 4;

(C)	payment of any fees, costs and expenses payable in respect of the Finance Documents or London 4;

(D)	payment to the relevant vendor of the purchase price in respect of Permitted Acquisitions;

(E)	payment of any fees, costs and expenses payable in respect of Permitted Acquisitions; or

(F)	the expansion and/or upgrading of its existing datacentres where such expansion and/or upgrading is consistent with the Base Case.

3.1.2	Each Borrower shall apply all amounts borrowed by it under Facility C towards the general corporate and working capital purposes of the Group (but not towards prepayment of any Term Loan).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

No Borrower may deliver a Utilisation Request unless the Administrative Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall notify the Company and the Lenders promptly in writing upon being so satisfied.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Utilisation; and

4.2.2	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 19 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

4.3.1	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(A)	10 or more Facility A Loans would be outstanding;

(B)	10 or more Facility B Loans would be outstanding; or

(C)	10 or more Revolving Loans would be outstanding.

4.3.2	A Borrower may not request that a Term Loan be divided if, as a result of the proposed division, 20 or more Term Loans would be outstanding.

5.	UTILISATION OF LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Administrative Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(A)	it identifies the Facility to be utilised;

(B)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(C)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(D)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.2.2	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

5.3.2	The amount of the proposed Loan must be:

(A)	if the currency selected is the Base Currency, a minimum of £300,000 and an integral multiple of £50,000 or, if less, the Available Facility and if the currency selected is other than sterling, the equivalent Base Currency Amount; and

(B)	an amount which once utilised results in the aggregate amount of the Loans outstanding not exceeding an amount which is no greater than 16.00x Pro Forma Borrowing Group EBITDA in respect of the three month period ending on the most recent month end in respect of which the Company has delivered financial statements under Clause 20.1.3 (Financial statements) (or Clause 20.1.2 (Financial statements) where such month end is a Quarter Date) ending on the most recent Quarter Date prior to the date of the Utilisation Request.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Administrative Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cleandown

The Company shall ensure that for a period of not less than 10 successive Business Days in each of its financial years there are no outstanding Facility C Loans.

6.	OPTIONAL CURRENCY

6.1	Selection of currency

A Borrower shall select the currency of a Loan in a Utilisation Request. Monies drawn down at the date of this Agreement shall be maintained in the currency actually drawn.

6.2	Administrative Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with Clause 5.4.2 (Lenders’ participation).

7.	REPAYMENT

7.1	Repayment of Facility A and B Loans

7.1.1	The Borrowers that have drawn a Facility A Loan shall repay the aggregate Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount (a “Facility A Repayment Instalment”) equal to the amount set out opposite the relevant Facility A Repayment Date below:

Facility A Repayment Date	Facility A Repayment Instalment
30 June 2008	£500,000
31 December 2008	£500,000
30 June 2009	£2,500,000
31 December 2009	£2,500,000
30 June 2010	£2,500,000
31 December 2010	£2,500,000
30 June 2011	£3,000,000
31 December 2011	£3,000,000
30 June 2012	£3,000,000
31 December 2012	£3,000,000
30 June 2013	£4,250,000
31 December 2013	£4,250,000
On the Termination Date	£8,500,000

7.1.2	The Borrowers that have drawn a Facility B Loan shall repay the aggregate Facility B Loans in instalments by repaying on each Facility B Repayment Date an amount (a “Facility B Repayment Instalment”) equal to the amount set out opposite the relevant Facility B Repayment Date below:

Facility B Repayment Date	Facility B Repayment Instalment
30 June 2010	£2,000,000
31 December 2010	£2,000,000
30 June 2011	£2,000,000
31 December 2011	£2,000,000
30 June 2012	£3,000,000
31 December 2012	£3,000,000
30 June 2013	£3,000,000
31 December 2013	£3,000,000
On the Termination Date	£20,000,000

7.1.3	No Borrower may reborrow any part of a Facility A Loan or a Facility B Loan which is repaid.

7.2	Repayment of Facility C Loans

Each Borrower which has drawn a Facility C Loan shall repay that Loan on the last day of its Interest Period.

7.3	Repayment of Facility D Loans

The Borrowers that have drawn a Facility D Loan shall repay the aggregate Facility D Loans at the times and in the manner agreed between the Parties, provided that no amount in respect of any Facility D Loan shall be outstanding after the Termination Date.

7.4	Effect of Prepayment and Cancellation on Scheduled Repayments and Reductions

7.4.1	If the Company cancels the whole or any part of the Facility A Commitments or the Facility B Commitments, in accordance with Clause 8.4 (Right of repayment and cancellation in relation to a single Lender) or if the Facility A Commitments or the Facility B Commitments of any Lender is reduced under Clause 8.1 (Illegality of a Lender) then, the amount of the Facility A Repayment Instalment for each Facility A Repayment Date or, as the case may be, the amount of the Facility B Repayment Instalment for each Facility B Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

7.4.2	If any of the Facility A Loans or Facility B Loans are prepaid in accordance with Clause 8.4 (Right of repayment and cancellation in relation to a single Lender) or Clause 8.1 (Illegality of a Lender) then the amount of the Facility A Repayment Instalment for each Facility A Repayment Date or the amount of the Facility B Repayment Instalment for each Facility B Repayment Date (as applicable) falling after that prepayment will reduce pro rata by the amount of the Facility A Loan or the Facility B Loan prepaid.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality of a Lender

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to make, fund, issue or maintain its participation in any Loan, that Lender shall promptly notify the Administrative Agent upon becoming aware of that event and upon the Administrative Agent notifying the Company:

8.1.1	that Lender shall not thereafter be obliged to participate in any Utilisation and the Commitments of that Lender shall immediately be reduced to zero and cancelled; and

8.1.2	the Company shall procure that each Borrower will, on such date as the Administrative Agent shall have specified, repay that Lender’s participation in the Loans made to that Borrower together with accrued interest on and all other amounts owing to that Lender under the Finance Documents (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary cancellation

The Company may, if it gives the Administrative Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £1,000,000 and a multiple of £250,000) of an Available Facility. Any cancellation under this Clause 8.2 shall reduce rateably the Commitments of the Lenders under the relevant Facility.

8.3	Voluntary prepayment of Term Loans

A Borrower may, if it or the Company gives the Administrative Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility A Loan or of a Facility B Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Facility A Loan or Facility B Loan by a minimum amount of £1,000,000 and a multiple of £250,000).

8.4	Right of repayment and cancellation in relation to a single Lender

8.4.1	If:

(A)	any sum payable to any Lender by an Obligor is required to be increased under 13.2.3 (Tax gross-up);

(B)	any Lender claims indemnification from the Company or an Obligor under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(C)	any Lender notifies the Administrative Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae),

the	Company may, whilst (in the case of paragraphs (A) and (B) above) the circumstance giving rise to the requirement or indemnification continues or whilst (in the case of paragraph (C) above) that Additional Cost Rate is greater than zero, give the Administrative Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

8.4.2	On receipt of a notice referred to in Clause 8.4.1, the Commitments of that Lender shall immediately be reduced to zero.

8.4.3	On the last day of each Interest Period which ends after the Company has given notice under Clause 8.4.1 (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.5	Exit

8.5.1	For the purpose of this Clause 8.5:

“Change of Control” means a situation where:

(A)	any person or group of persons acting in concert acquires control directly or indirectly 29.9% or more of the shares of IX Europe Plc; or

(B)	IX Europe Plc ceases to own directly or indirectly the entire issued and voting share capital of any member of the Borrowing Group (other than if approved in writing by the Administrative Agent acting on the instructions of the Majority Lender).

“control” of the Company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, 29.9% or more of the maximum number of votes that might be cast at a general meeting of the Company; or

(B)	appoint or remove all, or the majority, of the directors of the Company; or

(C)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with.

“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

“De-Listing” means a de-listing of all or any part of the share capital of the Company or any other member of the Group on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any jurisdiction or country.

“Management Change” means a change in the persons comprised in the core management team of the Group as at the date of this Agreement save as replaced by persons within six Months approved in writing by the Administrative Agent or as previously agreed by the Administrative Agent in writing and where such change involves the loss to or departure from the Group within any six Month period of two of the current Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the current persons holding such positions being named in Part II of Schedule 10 (Current CEO, COO and CFO).

8.5.2	Upon the occurrence of the sale of the whole or substantially the whole of the Group’s business and assets the Facilities shall forthwith be cancelled in full and all outstanding Loans shall be prepaid in full within 3 Business Days together with interest thereon and all other amounts accrued and owing by each of the Obligors under the Finance Documents.

8.5.3	Upon the occurrence of:

(A)	any De-Listing;

(B)	a Change of Control; or

(C)	a Management Change,

if a Lender so requires and notifies the Administrative Agent, the Administrative Agent shall, by not less than 10 Business Days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in any outstanding Loans together with interest thereon and all other amounts accrued and owing by each of the Obligors under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender shall be cancelled and the participations of that Lender in all such outstanding Loans shall become immediately due and payable.

8.6	Disposal, Insurance and Recovery Proceeds

8.6.1	For the purposes of this Clause 8.6 and Clause 8.9 (Mandatory Prepayment Accounts and Holding Accounts):

“Disposal Proceeds” means the consideration receivable in cash by any member of the Borrowing Group (including any amount receivable in repayment of intercompany debt in connection with that Disposal) for or in respect of any Disposal made by any member of the Borrowing Group (other than any Disposal referred to in Clause 22.13.2 (Disposals)) after deducting:

(A)	reasonable expenses incurred by any member of the Borrowing Group due to such Disposal to person(s) who are not members of the Borrowing Group; and

(B)	any Tax incurred and required to be paid by the seller in connection with that disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance); and

(C)	any amounts required to be held in escrow pending determination of whether a purchase price adjustment or indemnity or other payment or adjustment will be made, for so long as and to the extent held in escrow.

“Insurance Proceeds” means the proceeds of any insurance claim received by any member of the Borrowing Group in respect of any keyman insurance policies and/or for loss or damage to property of any member of the Borrowing Group (after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Borrowing Group to persons who are not members of the Borrowing Group) but not any such proceeds which:

(A)	are applied to the replacement, reinstatement and/or repair of the assets or to meet a liability in respect of which the relevant insurance claim was made as soon as reasonably practicable and, in any event, within 150 days or committed to be so applied within 150 days of receipt of such proceeds and are so applied within 180 days of receipt of such proceeds by the relevant member of the Borrowing Group; or

(B)	when aggregated with any other such proceeds received by a member of the Borrowing Group within the same financial year of the Company (net of costs and expenses, Taxes incurred or reasonably estimated to be incurred and reserved), are less than £100,000;

“Recovery Proceeds” means the proceeds of any claim (a “Recovery Claim”) against the relevant vendors or any of their Affiliates (or any employee, officer or adviser) in relation to any acquisition as described in Clause 22.7 (Acquisitions) effected hereafter by any member of the Group which has been financed in part or in whole by the Facilities (after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Borrowing Group) but not any proceeds applied:

(A)	to satisfy (or reimburse a member of the Borrowing Group who has discharged) any liability, charge or claim upon a member of the Borrowing Group by a person who is not a member of the Borrowing Group; or

(B)	in the replacement, reinstatement and/or repair of assets of a member of the Borrowing Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible, but in any event within 90 days or committed to be so applied within 90 days of receipt of those proceeds and are so applied within 180 days of receipt of those proceeds (or such longer period as the Administrative Agent may agree).

8.6.2	The Company shall ensure that the Borrowers prepay the Facilities in an amount equal to all Disposal Proceeds and all Recovery Proceeds and, to the extent they exceed £250,000 in any financial year of the Company, Insurance Proceeds received by members of the Borrowing Group promptly upon such receipt but subject to Clause 8.11 (Prepayment elections). The prepayments will be applied under Clause 8.7 (Application of prepayments).

8.7	Application of prepayments

A prepayment made under Clause 8.3 (Voluntary prepayment of Term Loans) or Clause 8.6 (Disposal, Insurance and Recovery Proceeds) shall be applied as follows:

8.7.1	firstly, in prepayment of the Facility A Loans pro rata, and against the relevant Facility A Repayment Instalments pro rata in respect of mandatory prepayments and in such proportions as the Company may select in respect of voluntary prepayments;

8.7.2	secondly, in prepayment of the Facility B Loans pro rata, and against the relevant Facility B Repayment Instalments pro rata in respect of mandatory prepayments and in such proportions as the Company may select in respect of voluntary prepayments; and

8.7.3	thirdly, following prepayment of the Term Loans, in prepayment of the Facility C Loans pro rata.

8.8	Mandatory Prepayment/Holding Account

8.8.1	The Company shall ensure that:

(A)	an amount equal to the amount of Disposal Proceeds and Insurance Proceeds to be applied in prepayment of the Facilities is paid promptly into a Mandatory Prepayment/Holding Account upon receipt by a member of the Borrowing Group; and

(B)	proceeds of a disposal within Clause 22.13.2(D) (Disposals) and proceeds excluded from Insurance Proceeds because those proceeds are to be applied in the replacement, reinstatement or repair of assets are promptly paid into a Mandatory Prepayment/Holding Account upon receipt by a member of the Borrowing Group.

8.8.2	The Company and each Borrower irrevocably authorises the Administrative Agent to apply amounts credited to the Mandatory Prepayment/Holding Account which have not been applied in replacement or reinstatement or in relation to Disposal Proceeds, in accordance with Clause 22.13.2(D) (Disposals) or otherwise applied against the relevant liabilities within the relevant time period, in pre-payment of amounts payable under the Finance Documents.

8.8.3	A Finance Party or the Administrative Agent with which a Mandatory Prepayment/Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) such account is subject to the Transaction Security.

8.9	Restrictions

8.9.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.9.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.9.3	No Borrower may reborrow any part of Facility A or Facility B which is prepaid.

8.9.4	Any part of Facility C which is prepaid may be reborrowed in accordance with the terms of this Agreement.

8.9.5	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.9.6	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.9.7	If the Administrative Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lenders, as appropriate.

8.10	Prepayment elections

8.10.1	Any prepayment under Clause 8.6 (Disposal, Insurance and Recovery Proceeds) may, if the Company gives the Administrative Agent not less than 5 Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan.

8.10.2	The Company shall ensure that any amounts in relation to which an election is made under this Clause 8.10 are deposited in the Mandatory Prepayment/Holdings Account.

8.10.3	No election can be made by the Company under Clause 8.10.1 and no election already made by the Company under that paragraph shall apply (unless the Majority Lenders otherwise agreed in writing) if a Default has occurred and is continuing.

8.11	Waiver of Mandatory Prepayment Provisions

The Majority Lenders may elect to waive the requirement by the Company to make prepayments pursuant to Clause 8.6 (Disposal, Insurance and Recovery Proceeds). This Clause 8.11 shall not apply to prepayments under Clause 8.5 (Exit).

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

9.1.1	Margin;

9.1.2	LIBOR or, in relation to any Loan in euro, EURIBOR; and

9.1.3	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if any Interest Period is six Months, on the dates falling at three Monthly intervals after the first day of that Interest Period).

9.3	Default interest

9.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Default Rate.

9.3.2	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Administrative Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

9.5	Effective global rate (Taux effectif global)

In relation to a French Borrower, and for the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and a Borrowers’ right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, each French Borrower acknowledges that it has received from the Administrative Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that that letter forms part of this Agreement

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

10.1.1	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

10.1.2	Each Selection Notice is irrevocable and must be delivered to the Administrative Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

10.1.3	If a Borrower (or the Company) fails to deliver a Selection Notice to the Administrative Agent in accordance with Clause 10.1.2, the relevant Interest Period will, subject to Clause 10.2 (Changes to Interest Periods), be one Month.

10.1.4	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months for the Facility A Loans, the Facility B Loans and the Facility C Loans or any other period agreed between the Company and the Administrative Agent (acting on the instructions of all the Lenders). In addition, a Borrower (or the Company on its behalf) may in relation to a Term Loan select an Interest Period of a period of less than one Month, if necessary to ensure that, in the case of Facility A Loans, there are Term Loans (with an aggregate Base Currency Amount equal to or greater than the next Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date to enable that Borrower to make the Facility A Repayment Instalment due on that date and, in the case of Facility B Loans, there are Facility B Loans (with an aggregate Base Currency Amount equal to or greater than the next Facility B Repayment Instalment) which have an Interest Period ending on a Facility B Repayment Date to enable that Borrower to make the Facility B Repayment Instalment due on that date.

10.1.5	An Interest Period for a Loan shall not extend beyond the Termination Date.

10.1.6	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of its preceding Interest Period.

10.1.7	A Facility C Loan has one Interest Period only.

10.1.8	Prior to the Syndication Date, Interest Periods shall be one month or such other period as the Administrative Agent and the Company may agree and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

10.2	Changes to Interest Periods

10.2.1	Prior to determining the interest rate for a Term Loan, the Administrative Agent may shorten an Interest Period for any Term Loan to ensure there are sufficient Facility A Loans or Facility B Loans (with an aggregate Base Currency Amount equal to or greater than the next Facility A Repayment Instalment or Facility B Repayment Instalment, as applicable) which have an Interest Period ending on a Facility A Repayment Date or a Facility B Repayment Date to enable the Borrowers to make the Facility A Repayment Instalment or the Facility B Repayment Instalment due on that date.

10.2.2	If the Administrative Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Company and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.4	Consolidation and division of Term Loans

10.4.1	Subject to Clause 10.4.2, if two or more Interest Periods:

(A)	relate to Term Loans under the same Facility in the same currency;

(B)	end on the same date; and

(C)	are made to the same Borrower,

those Term Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan on the last day of the Interest Period.

10.4.2	Subject to Clause 4.3 (Maximum number of Loans), and Clause 5.3 (Currency and amount) if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the amount of the Term Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

11.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(A)	the Margin;

(B)	the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

11.2.2	In this Agreement “Market Disruption Event” means:

(A)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate not being available and none or only one of the Reference Banks supplying a rate to the Administrative Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(B)	before close of business in London on the Quotation Day for the relevant Interest Period, the Administrative Agent receiving notifications from a Lender or Lenders (whose participations in a Loan exceed 25 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

11.3.1	If a Market Disruption Event occurs and the Administrative Agent or the Company so requires, the Administrative Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

11.3.2	Any alternative basis agreed pursuant to Clause 11.3.1 shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

11.4.1	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

12.1.1	The Company shall pay to the Administrative Agent (for the account of each Lender) a fee in the Base Currency computed as being the aggregate of amounts calculated at the rate of:

(A)	0.50 per cent. per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A or the period ending on the date upon which Facility A is fully utilised or cancelled, whichever period is shorter;

(B)	0.50 per cent. per annum on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B or the period ending on the date upon which Facility B is fully utilised or cancelled, whichever period is shorter; and

(C)	0.50 per cent. per annum on that Lender’s Available Commitment under the Facility C for the Availability Period applicable to Facility C.

12.1.2	The accrued commitment fee is payable in arrear within 5 Business Days of each Quarter Date.

12.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to (or procure payment to) the Administrative Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Clause 13:

“Borrower State” means a jurisdiction in which a Borrower is treated as resident for tax purposes.

“French Treaty Lender” means a Lender which:

(A)	is beneficially entitled to interest payable to that Lender in respect of the relevant loan under the Agreement;

(B)	is treated as a resident of a French Treaty State for the purposes of the French Treaty; and

(C)	does not carry on a business in France through a permanent establishment or dependent agency with which that Lender’s participation in the Loan is effectively connected.

“French Treaty State” means a jurisdiction having a double taxation agreement with France (a “French Treaty”) which makes provision for full exemption from tax imposed by France on interest.

“German Treaty Lender” means a Lender which:

(A)	is beneficially entitled to interest payable to that Lender in respect of the relevant loan under the Agreement;

(B)	is treated as a resident of a German Treaty State for the purposes of the German Treaty; and

(C)	does not carry on a business in Germany through a permanent establishment or dependent agency with which that Lender’s participation in the Loan is effectively connected.

“German Treaty State” means a jurisdiction having a double taxation agreement (a “German Treaty”) with Germany which makes provision for full exemption from tax imposed by Germany on interest.

“Permitted Non-Qualifying Lender” means with regard to a Swiss Obligor:

(A)	up to five (5) Lenders that are not Qualifying Banks at the date they become Lenders, provided that each such Lender (prior to its becoming a Lender) is designated as a Permitted Non-Qualifying Lender in writing by the Company with at least five (5) days’ notice before such designation notice is intended to become effective; provided that:

(1)	if the Company (acting reasonably), on receiving such notification with respect to a proposed Lender, believes such proposed Lender is more than one person for purposes of the Non-Bank Rules, it may during such notice period request a tax ruling of the Swiss Federal Tax Administration that such proposed Lender constitutes one person for purposes of the Non-Bank Rules; and

(2)	following such a request under paragraph (A)(1) of this definition, such proposed Lender shall only be a Permitted Non-Qualifying Lender under this paragraph (A) if (i) the Company receives from such proposed Lender a copy of such tax ruling and such tax ruling confirms, to the Company’s reasonable satisfaction, that such proposed Lender constitutes one person for such rules and (ii) such proposed Lender confirms to the Company that such proposed Lender has disclosed all facts relevant to this determination to the Company.

The Company shall confirm within five (5) days of its receipt of any such tax ruling whether or not such ruling is satisfactory for this purpose and, in the absence of such confirmation, the Company will be deemed to have confirmed that such tax ruling is so satisfactory an the fifth (5th) day after its receipt of such tax ruling; and

(B)	any other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, that:

(1)	is not a Qualifying Bank;

(2)	has become a party hereto, and

(3)	which (in each case) has not ceased to be a party hereto in accordance with the terms hereof.

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(A)	in respect of an Obligor resident for tax purposes in Germany, a German Treaty Lender;

(B)	in respect of an Obligor resident for tax purposes in France, a French Treaty Lender that has completed the procedural formalities required in both France and the relevant French Treaty State to obtain full exemption from Tax imposed by France on interest paid by a French resident;

(C)	in respect of an Obligor resident for tax purposes in Switzerland, a Qualifying Swiss Lender;

(D)	in respect of an Obligor resident for tax purposes in the United Kingdom, a Qualifying UK Lender that has completed the procedural formalities required in both the United Kingdom and the relevant UK Treaty State to obtain full exemption from tax imposed by the United Kingdom on interest paid by a United Kingdom resident; and

(E)	in respect of an Obligor resident for tax purposes in the Netherlands, a Netherlands resident (as no tax will be withheld on interest paid by the Netherlands resident).

“Qualifying Swiss Lender” means a Lender which is either a Qualifying Bank or a Permitted Non-Qualifying Lender.

“Qualifying UK Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender which is:

(1)	a bank (as defined for the purposes of Section 879 of the ITA) making an advance under a Finance Documents; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purposes of Section 879 of the ITA) at the time that that advance was made,

and which is within the charge to the United Kingdom corporation tax as regards any payments of interest made in respect of that advance.

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act,

(3)	a company not resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(C)	a UK Treaty Lender.

“Tax Authority” means any authority entitled to collect or enforce any Tax.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(A)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes;

(B)	a partnership each member of which is

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act,

(C)	a company not resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.

“Tax Credit” means a credit against any Tax or any relief or remission for Tax or its repayment.

“Treaty Lender” means a French Treaty Lender, a Germany Treaty Lender or a UK Treaty Lender.

“UK Non-Bank Lender” means:

(A)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part III of Schedule 1 (The Original Lenders); and

(B)	where a Lender becomes a Party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party to this Agreement.

“UK Treaty Lender” means a Lender:

(A)	is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty;

(B)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(C)	beneficially entitled to interest payable to that Lender in respect of the relevant loan under this agreement; and

(D)	has obtained authorisation from HM Revenue and Customs to receive interest under this Agreement without deduction of United Kingdom Tax and has completed any necessary procedural formalities in relation thereto.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a reasonable determination made in the sole discretion of the person making the determination acting reasonably and in good faith.

13.2	Tax gross-up

13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware of a payment to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Company and that Obligor.

13.2.3	If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4	An Obligor is not required to make an increased payment to a Lender under Clause 13.2.3 for a Tax Deduction in respect of Tax from a payment of interest on a Loan, if on the date on which the payment falls due:

(A)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender in respect of the relevant Obligor, but on that date that Lender is not or has ceased to be a Qualifying Lender in respect of the relevant Obligor other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(B)	in respect of Tax imposed by the UK:

(1)	the relevant Lender is Qualifying UK Lender solely under sub-paragraph (B) of the definition of Qualifying UK Lender;

(2)	the Board of HM Revenue and Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Obligor or the Company has notified that Qualifying UK Lender of the terms of that notice or provided a copy thereof to such Qualifying UK Lender; and

(3)	the payment could have been to the Lender without any Tax Deduction in the absence of that Direction; or

(C)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 13.2.7.

13.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.6	Within thirty days of making a Tax Deduction, or any payment required in connection with that Tax Deduction the Obligor making that Tax Deduction shall deliver to the Administrative Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant Tax Authority.

13.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.2.8	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement or upon a change to the Lenders pursuant to Clause 24 is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

13.2.9	A UK Non-Bank Lender shall promptly notify the Company and the Administrative Agent if there is a change in the position from that set out in the Tax Confirmation.

13.3	Tax indemnity

13.3.1	The Company shall (within three Business Days of demand by the Administrative Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2	Clause 13.3.1 shall not apply:

(A)	with respect to any Tax assessed on a Finance Party:

(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(B)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in of Clause 13.2.4 (Tax gross-up) applied; or

(C)	if such Tax is triggered because obligations under a Finance Document are directly or indirectly secured by German real estate.

13.3.3	A Protected Party making, or intending to make a claim pursuant to Clause 13.3.1 shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Company.

13.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Administrative Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

13.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

13.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes or fees payable in respect of any Finance Document.

13.6	Value Added Tax

13.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or part) constitutes consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT chargeable on such supply. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide a valid VAT invoice to such Party.

13.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither the Finance Party nor any other member of any group of which the Finance Party is a member for VAT purposes is entitled to credit or repayment of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

14.1.1	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Administrative Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

14.1.2	In this Agreement “Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

14.2.1	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Administrative Agent of the event giving rise to the claim, following which the Administrative Agent shall promptly notify the Company.

14.2.2	Each Finance Party shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

14.3.1	Clause 14 (Increased costs) does not apply to the extent any Increased Cost is:

(A)	attributable to a Tax Deduction required by law to be made by an Obligor;

(B)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 13.3.2 (Tax indemnity) applied);

(C)	compensated for by the payment of the Mandatory Cost;

(D)	attributable to the wilful breach by, or the gross negligence of, the relevant Finance Party or its Affiliates of any law or regulation; or

(E)	compensated for by any indemnity provided by an Obligor under any Finance Document.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

15.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(A)	making or filing a claim or proof against that Obligor; or

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

15.2.1	the occurrence of any Event of Default;

15.2.2	a failure by an Obligor to pay any amount due or to fulfil any other obligation under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

15.2.3	funding, or making arrangements to fund, its participation in a Utilisation requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

15.2.4	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Administrative Agent

The Company shall (or shall procure that an Obligor will) promptly indemnify the Administrative Agent against any cost, loss or liability incurred by the Administrative Agent (acting reasonably) as a result of:

15.3.1	investigating any event which it reasonably believes is a Default;

15.3.2	entering into or performing any foreign exchange contract for the purposes of Clause 32.9.2 (Change of Currency); or

15.3.3	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Trustee

15.4.1	Each Obligor shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(A)	the taking, holding, protection or enforcement of the Transaction Security,

(B)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; and

(C)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

15.4.2	The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

16.1.1	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality of a Lender), Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2	Clause 16.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

16.2.1	The Company shall (or shall procure that an Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly within 30 days of demand pay (or shall procure that an Obligor will pay) the Administrative Agent, the Arranger and the Security Trustee the amount of all costs and expenses (including legal and other professional fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of:

17.1.1	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

17.1.2	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.9 (Change of Currency), the Company shall, within 20 Business Days of demand, reimburse (or procure reimbursement of) each of the Administrative Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Administrative Agent and the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement and preservation costs

The Company shall, within 20 Business Days of demand, pay (or procure payment) to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of or the preservation of any rights, powers and remedies under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights, powers and remedies.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Subject to the limitations set forth below, each Guarantor irrevocably and unconditionally jointly and severally:

18.1.1	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

18.1.2	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal Obligor; and

18.1.3	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover;

provided that, if and to the extent the guarantee, undertaking and indemnification pursuant to this Clause 18.1 (Guarantee and Indemnity) secures obligations of a German Obligor, such guarantee, undertaking and indemnification does not come along with a collateral security (dingliche Sicherheit) including but not limited to a lien based on general business terms of a Lender on, a restraint in favour of the Lenders on disposal (Verfügungsbeschränkung) of interest bearing claims and instruments which qualify as long term for tax purposes (as set out in the guidelines of the German Federal Ministry of Finance (BMF dated 15 July 2004, 19, 20 and 37) or a submission to immediate foreclosure according to German law (Unterwerfung unter die sofortige Zwangsvollstreckung).

The draft bill (Gesetzesvorlage) of the German Tax Reform Act 2008 (Unternehmen-steuerreformgesetz 2008) as passed by the German Bundestag on 25 May 2007 proposed the abolition of the current German thin capitalisation rules (Section 8a of the German Corporate Income Tax Act) with effect from 1 January 2008. If these proposals substantially in the form of the aforementioned draft bill become law the above restriction of the collateralization of the guarantee, undertaking or indemnification shall no longer apply with effect of the first fiscal year of the respective German Obligor in which the new law is applicable. The parties agree to enter into negotiations in good faith if and to the extent that it is necessary to avoid negative tax effects after the draft bill has become law.

18.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

18.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

18.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from the Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

18.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

18.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

18.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

18.4.5	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

18.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

18.4.7	any insolvency or similar proceedings.

18.5	Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any Security Trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any Security Trustee or agent on its behalf) may:

18.7.1	refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

18.7.2	hold in an interest-bearing suspense account any monies received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Administrative Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

18.8.1	to be indemnified by an Obligor;

18.8.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

18.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Administration Agent or as the Administration Agent may direct for application in accordance with Clause 32 (Payment mechanics) of this Agreement.

18.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

18.9.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

18.9.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Swiss Limitation

18.11.1	The aggregate liability of a Swiss Obligor under the provision of this Clause 18 and Clause 31 (Parallel Debt) as well as any and all security, guarantee, joint liability, representation, warranty, undertaking, indemnity, parallel debt, abstract acknowledgement of debt or other obligation incurred in connection with any and all Finance Documents for, or with respect to, obligations of any other Obligor or all Obligors or other third party, as well as the use of the proceeds resulting from the enforcement of the security granted under this Agreement and any other security granted by the Swiss Obligor in connection with the Finance Documents shall be limited to the Swiss Obligor’s unrestricted equity capital surplus (including the unrestricted portion of general and statutory reserves, other free reserves, retained earnings and current net profits), less any Swiss withholding tax at the rate of 35% (or such other rate in force and applied from time to time) to the extent to be deducted and/or withheld under Swiss law, subject to any applicable double taxation treaty, available for distribution to the shareholder(s) of the Swiss Obligor under the Swiss Code of Obligations at the time of the start of enforcement, which amount shall be determined in the following procedure:

a)	an audited balance sheet of the relevant Swiss Obligor is prepared; and

b)	the auditors of the relevant Swiss Obligor approve the amount of the proposed payment based on applicable Swiss law and the articles of association of the Swiss Obligor.

18.11.2	Each Swiss Obligor herewith undertakes to take and/or cause all measures necessary or useful, as the case may be, to implement the foregoing measures, documents and other acts.

18.11.3	Any enforcement proceeds exceeding the unrestricted equity capital surplus are for the account of, and shall be remitted to, the Swiss Obligor.

18.12	German Limitation

18.12.1	To the extent a German Obligor guarantees liabilities other than its own liabilities or liabilities of its German Subsidiaries (up-stream or cross-stream guarantees), the Security Trustee agrees to release any amounts resulting from the enforcement of this guarantee if and only to the extent that that German Obligor demonstrates, by evidence reasonable satisfactory to the Lenders, that the application of the proceeds resulting from the enforcement of this guarantee would otherwise lead to a reduction of:

(A)	its Net Assets (as defined below) (Reinvermögen) to an amount less than its registered share capital (Stammkapital); or

(B)	if its net assets have already fallen below the registered share capital, causing such amount to be further reduced.

18.12.2

If the German Obligor notifies the Security Trustee, within 20 Business Days after the Security Trustee has notified the German Obligor of its intention to enforce this guarantee, that payment in full of an amount due from it under this guarantee would lead to one of the effects referred to in Clause 18.12.1, then the amount due for payment at that time hereunder by the German Obligor will be reduced to the extent necessary to ensure compliance by the German Obligor with its obligations to preserve its stated share capital.

18.12.3	If the Security Trustee is not satisfied with the evidence given by the German Obligor pursuant to Clause 18.12.1 and/or Clause 18.12.2, such German Obligor may within 15 calendar days (or such longer period as has been agreed between the German Obligor and the Security Trustee for such purpose) from the date the Security Trustee has given the German Obligor written notice to this effect (the “Notice”), request a determination by auditors of international standing and reputation of the amount of the available Net Assets, as defined below (the “Auditor’s Determination”). If the Security Trustee and the German Obligor do not agree on the appointment of a joint auditor within 5 Business Days from the date the Security Trustee has given the Notice the Security Trustee is entitled to appoint auditors of international standing and reputation. The amount determined as the available Net Assets in the Auditor’s Determination shall be (except for manifest error) binding for all parties. The costs of the Auditor’s Determination shall be borne by the German Obligor.

18.12.4	No release or reduction of any of the proceeds resulting from the enforcement of this guarantee in accordance with Clause 18.12.1 or Clause 18.12.2 will prejudice the rights of the Security Trustee to claim (again) under this guarantee in respect of any of the released or reduced amount.

18.12.5	The calculation of net assets (Reinvermögen) shall include the assets pursuant to section 266 (2) (A), (B) and (C) of the German Commercial Code (HGB) less liabilities pursuant to section 266 (3) (B), (C) and (D) of the German Commercial Code (HGB) (the “Net Assets”) provided that for the purposes of the calculation of the Net Assets in this Clause 18 the following balance sheet items shall be adjusted as follows:

(A)	the amount of any increase of registered share capital after the date hereof that has been effected contrary to the provisions of the Finance Documents shall be deducted from the registered share capital;

(B)	loans made available to the German Obligor (and/or, as the case may be, its general partner) by any members of the Group as far as such loans are subordinated or qualify under Section 32a of the German Limited Liability Companies Act (GmbHG) (or, as the case may be, the respective provision of the German Commercial Code (HGB)) shall be disregarded;

(C)	loans and other contractual liabilities incurred by the German Obligor (and/or, as the case may be, its general partner) in violation of the provisions of any of the Finance Documents shall be disregarded; and

(D)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that can be realised, to the extent legally permitted and commercially justifiable with regard to costs and efforts involved, shall be taken into account with its market value.

18.12.6	The limitations set out in this Clause 18.12 shall not apply to any proceeds resulting from the enforcement of this guarantee which relate to any amounts owed under this Agreement which have been on-lent, or otherwise passed on, to the German Obligor or any of its Subsidiaries and which are still outstanding.

18.13	Dutch Limitation

The obligations of any Guarantor incorporated under the laws of the Netherlands (a “Dutch Guarantor”) and any of its Subsidiaries under or pursuant to this Clause 18 shall exclude and shall not be or be construed as any guarantee, indemnity or security, to the extent that this would:

18.13.1	constitute unlawful financial assistance within the meaning of Section 2:98c or 2:207c of the Dutch Civil Code, as relevant; or

18.13.2	be deemed “ultra vires” within the meaning of Section 2:7 of the Dutch Civil Code.

18.14	German Confirmation in relation to Back-to-Back Financing

18.14.1	For the purposes of providing evidence to the German tax authorities of the absence of any back-to-back financing in connection with the Decree (as defined below) each of the Original Lenders agrees to deliver to the Company no later than 10 days after the Closing Date and subsequently on an annual basis a completed bank certificate in the form set out in the sample confirmation attached to the letter (Bescheinigung im Sinne der Rdnr. 5 des BMF-Schreibens vom 22. Juli 2005 (BStBl. I 2005, S. 829)) issued by the German Federal Ministry of Finance (Bundesministerium für Finanzen) on 20 October 2005 (unless prohibited by law, administrative rule or regulation of the jurisdiction the relevant Lender is subject to) stating what collateral security (Kreditsicherheit) was granted to the respective lender by the Borrower, an Obligor or a third party to this Agreement or any member of the Group or any of its direct or indirect shareholders in connection with the Finance Documents and that the Lenders do not hold either directly or indirectly any security pursuant to the terms of the Finance Documents for the purposes of securing any obligations in respect of Financial Indebtedness incurred by any of the German Borrowers under the Finance Documents other than stated in the Transaction Security Documents.

18.14.2	The Lenders will use all reasonable endeavours to inform the Borrowers and each Borrower undertakes to inform the Lenders, in each case without undue delay, if it becomes aware of any circumstances as a result of which the confirmation to be given from time to time by the Lenders pursuant to Clause 18.14.1 ceases to be correct.

18.14.3	If at any time after the date hereof, a German Borrower reasonably considers that the confirmation required to be delivered from time to time pursuant to Clause 18.14.1 is not sufficient for the purpose of providing proof to the German tax authorities in the manner described in the Decree or otherwise required by the German tax administration, and such German Borrower wishes to make a proposal to the Lenders that an amendment is made to that Clause to reflect what it reasonably considers to be the required proof, that German Borrower may deliver to the Lenders a request to consider that proposal. Promptly upon receipt of a proposal the Lenders agree to consider the proposal(s) therein in good faith and, if requested to do so by the relevant German Borrower the Lenders will enter into discussions with that German Borrower with a view to agreeing any amendments described in the proposal.

18.14.4	For the purposes of this Clause 18.14

“Decree” means the decrees issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2-S2742a-20/04) and 22 July 2005 (IV B7-S2742a-31/05) in relation to Section 8a of the Corporation Tax Act (KStG).

“Form of Confirmation” means the form of confirmation set out in Schedule 13 (Form of Confirmation).

“German Borrower” means each Borrower incorporated in the Federal Republic of Germany.

“LTIBR” means any interest-bearing claims and instruments with a maturity which qualifies as long term in accordance with Section 8 No. 1 of the Trade Tax Act (GewStG).

18.15	French Limitation

The obligations and liabilities of any French Guarantor under this Clause 18:

18.15.1	shall not include, as regards its obligation to act jointly and severally with any other Obligor, any obligation or liability which (i) would not be assumed in furtherance of a common economic, social or financial interest related to a strategy defined for the entire group, (ii) would be assumed for no or insufficient consideration for such French Guarantor, or (iii) would exceed the overall financial capabilities of such French Guarantor, notwithstanding anything to the contrary in this Clause 18;

18.15.2	shall not include any obligation or liability which would constitute a misuse of corporate assets as defined under article L. 242-6 of the French Commercial Code; or

18.15.3	shall exclude and shall not be construed as including any guarantee, indemnity or security, to the extent that this would contravene any laws in France relating to financial assistance or analogous process.

Further, the Company shall hold any French Borrower or French Guarantor harmless from any tax loss it may suffer from and/or reimburse any tax cost it may incur in connection with this Agreement, should the obligations and liabilities of such French Borrower or French Guarantor hereunder have a negative tax impact for such French Borrower or French Guarantor in respect of the thin capitalization rules defined by article 212 of the French Tax Code (Code Général des Impôts). The Company further agrees, as the Holding Company of any French Borrower or French Guarantor, to duly refund such French Borrower or French Guarantor according to French law (articles L. 225-248 and L. 227-1 al. 3 of the French Commercial Code), should the obligations and liabilities of such French Borrower or French Guarantor hereunder impact its shareholders’ equity (capitaux propres), as defined by article 22 of the French Decree n° 83-1020 of November 29, 1983, in an amount such that shareholders’ equity of that French Borrower or French Guarantor is less than half of its share capital at the end of the on-going fiscal year.

19.	REPRESENTATIONS

Each Obligor makes the following representations and warranties to each Finance Party at the times specified in Clause 19.26 (Times on which representations are made).

19.1	Status

19.1.1	It and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

19.1.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.1.3	The documents described in Part I of Schedule 2 have been furnished to the Administrative Agent, are and remain true, complete, accurate and up to date and have not been modified, amended or varied in any manner whatsoever since so furnished.

19.2	Binding obligations

Subject to the Legal Reservations:

19.2.1	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations; and

19.2.2(without	limiting the generality of Clause 19.2.1), each Transaction Security Document to which an Obligor is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid, effective and enforceable.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

19.3.1	any law or regulation applicable to it;

19.3.2	its constitutional documents; or

19.3.3	any agreement or instrument binding upon it or its Subsidiaries to the extent or in a manner that such conflict has or could reasonably be expected to have a Material Adverse Effect.

19.4	Power and authority

19.4.1	Subject to the Legal Reservations, it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

19.4.2	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is or will be a party.

19.5	Validity and admissibility in evidence

19.5.1	All Authorisations required or desirable:

(A)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(B)	to make the Finance Documents to which it is or will be a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

19.5.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect except to the extent failure to obtain or effect those Authorisations could reasonably be expected not to have a Material Adverse Effect.

19.6	Governing law and enforcement

Subject to the Legal Reservations:

19.6.1	the choice of English law (or such other law as specified) as the governing law of the Finance Documents will be recognised and enforced in an Obligor’s Relevant Jurisdictions;

19.6.2	any judgment obtained in England (or such other jurisdiction as specified) in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdictions.

19.7	Deduction of Tax

As at the date of this Agreement, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	Insolvency

No:

19.8.1	corporate action, legal proceeding or other procedure or step described in Clause 23.1 (Insolvency proceedings); or

19.8.2	creditors process described in Clause 23.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to a Material Company and none of the circumstances described in Clause 23.6 (Insolvency) applies to a Material Company.

19.9	No filing or stamp taxes

Under the laws of the Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

19.9.1	registration of particulars of any and all asset charges granted by the Company, Interconnect Exchange Europe Limited or IX Services Limited and share pledges granted by the Company at the Companies Registration Office in England and Wales under Section 395 of The Companies Act 1985;

19.9.2	registration of particulars of any and all asset charges granted by a Security Company (other than a Security Company incorporated in the United Kingdom) over one or more assets situated in the United Kingdom at the Companies Registration Office in England and Wales;

19.9.3	registration of any and all asset charges granted by Interconnect Exchange Europe Limited at the Land Registry or Land Charges Registry in England and Wales or the mortgage over land created by IX Europe Real Estate GmbH, at the Land Registry (Grundbuchamt) in Frankfurt am Main, Federal Republic of Germany;

19.9.4	registration of on-going business pledge granted by Interconnect Exchange Europe SAS with the French tax authorities;

19.9.5	filing of the on-going business pledge granted by Interconnect Exchange Europe SAS with the commercial Court and with the Institut National de la Propriété Industrielle -INPI-;

which registrations and filings will be made promptly after the date of this Agreement.

19.10	No default

19.10.1	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

19.10.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject in each case which has or could reasonably be expected to have a Material Adverse Effect.

19.11	No misleading information

19.11.1	Any factual information contained in the Information Memorandum, the Base Case, the Accountant’s Report, the Environmental Report or the Information Package was true and accurate in all material respects as at the date of the relevant report or document or (as the case may be) as at the date the information is expressed to be given.

19.11.2	Any financial projections or forecasts contained in the Information Memorandum, the Base Case, the Accountant’s Report, the Environmental Report or the Information Package have been prepared on the basis of then current historical information and on the basis of reasonable assumptions and were fair (as at the date of the relevant report or document containing the information) and arrived at after careful consideration.

19.11.3	The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum, the Accountant’s Report, the Environmental Report or the Information Package were arrived at after careful consideration and were fair and based on reasonable grounds.

19.11.4	No event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum, the Base Case, the Accountant’s Report, the Environmental Report or the Information Package and no information has been given or withheld that results in the information, forecasts or projections contained in the Information Memorandum or the Information Package being untrue or misleading or other than fair and reasonable in any material respect.

19.11.5	All other written information (including, without limitation in respect of insurances and pensions) provided by any member of the Group (including its advisers) was true, complete and accurate in all material respects as at the date it was expressed to be given and is not misleading in any material respect.

19.12	Financial condition

19.12.1	Its Original Financial Statements were prepared in accordance with the relevant Accounting Principles consistently applied.

19.12.2	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

19.12.3	There has been no material adverse change in its property, assets, business or financial condition (or the property, assets, business or consolidated financial condition of the Group, in the case of the Company) since 31 December 2006.

19.12.4	Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) gives a true and fair view of (in the case of audited financial statements) or fairly represents (in the case of unaudited financial statements) its financial condition and operations as at the date at which those financial statements were drawn up.

19.13	No proceedings pending or threatened

Save and to the extent fully and fairly disclosed in writing to the Administrative Agent, no litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries.

19.14	Environmental and other laws

19.14.1	Each member of the Group is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief no circumstances have occurred which would prevent that performance or observation.

19.14.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim has or could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

19.14.3	To the best of its knowledge, having made due and careful enquiry, neither it nor any of its Subsidiaries is in breach of any other law or regulation in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.

19.15	Taxation

19.15.1	No member of the Group is:

(A)	materially overdue in the filing of any Tax returns; or

(B)	overdue in the payment of any amount in respect of Tax of £50,000 (or its equivalent in any other currency) or more.

19.15.2	As far as the Obligors are aware (having made all due enquiry), no claims are being or are reasonably likely to be asserted against any member of the Group with respect to Taxes which if adversely determined, could reasonably be expected to have a Material Adverse Effect.

19.16	No immunity

Subject to the Legal Reservations, in respect of any proceedings taken in its Relevant Jurisdiction in relation to any of the Finance Documents, no Obligor will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or legal process.

19.17	Security and Financial Indebtedness

19.17.1	No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 22.12 (Negative pledge).

19.17.2	No member of the Borrowing Group has any actual or contingent Financial Indebtedness outstanding other than as permitted by this Agreement.

19.18	Ranking

Subject only to the release of the Security in respect of the Existing Financial Indebtedness:

19.18.1	the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security, other than any Security permitted under Clause 22.12 (Negative pledge);

19.18.2	the payment obligations under the Finance Documents will rank at least pari passu with the claims of all its other present and future unsecured creditors.

19.19	Shares

The shares or equity interests of any member of the Group which are subject to the Transaction Security are fully paid, represent all of the shares or equity interests in such member of the Group and are not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares or equity interests are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares or equity interests, or the voting rights attaching thereto, on creation or enforcement of the Transaction Security so as to cause a Material Adverse Effect. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion).

19.20	Good Title to Assets

19.20.1	Each member of the Borrowing Group has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.20.2	Each Obligor and each of their Subsidiaries is the sole legal and beneficial owner of the respective material assets over which it purports to grant Security.

19.21	Intellectual Property

No Obligor is aware of any circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ Intellectual Property which have or could reasonably be expected to have a Material Adverse Effect.

19.22	Group structure

The Group Structure Chart is true, complete and accurate.

19.23	Accounting reference date

The Accounting Reference Date of each member of the Group is 31 December.

19.24	No Trading

Save as contemplated by, or otherwise in connection with the transactions contemplated hereby or in the normal conduct of activities as a listed holding company, the Company has not traded or undertaken any commercial activities of any kind and the Company has no liabilities or obligations (actual or contingent) save for (i) professional fees and administration costs in the ordinary course of business and/or incurred for the purposes of the maintenance of their corporate existence, (ii) liabilities in respect of the fees of the providers of the Reports and (iii) liabilities imposed by law (and not by contract), and (iv) loans to or from members of the Borrowing Group, in each case only save and to the extent permitted under the Finance Documents.

19.25	Dutch Financial Supervision Act

Each Dutch Obligor is in compliance with the Dutch Financial Supervision Act and any regulations issued pursuant thereto.

19.26	Times when representations are made

19.26.1	All the representations and warranties in this Clause 19 are made to each Finance Party on the date of this Agreement and on the Closing Date except for the representations and warranties set out in Clause 19.11 (No misleading information) to the extent relating to the Information Memorandum which are deemed to be made by each Obligor on the date that the Information Memorandum is approved in writing by the Company and on the Syndication Date.

19.26.2	The Repeating Representations are deemed to be made by each Obligor to each Finance Party on the date of each Utilisation Request and on the first day of each Interest Period.

19.26.3	All the representations and warranties in this Clause 19 except Clause 19.11 (No misleading information) to Clause 19.24 (No Trading) are deemed to be made by each Additional Obligor to each Finance Party on the day on which it becomes an Additional Obligor.

19.26.4	Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 20:

“Annual Financial Statement” means a financial statement for a financial year delivered pursuant Clause 20.1.1 (Financial statements).

“Monthly Financial Statement” means a financial statement delivered pursuant to Clause 20.1.3 (Financial statements).

“Quarterly Financial Statement” means a financial statement in respect of a quarter in which a Financial Quarter in the financial year of the Company expires.

20.1	Financial statements

The Company shall supply to the Administrative Agent in sufficient copies for all the Lenders:

20.1.1	as soon as they are available, but in any event (i) within 150 days after the end of each of its financial years, the audited consolidated financial statements for the Group for that financial year, and (ii) 180 days after the end of each of its financial years, the audited financial statements for each Obligor for that financial year; and

20.1.2	as soon as they are available, but in any event within 30 days after the end of each Financial Quarter of each of its financial years the consolidated Quarterly Financial Statements for the Borrowing Group for that Financial Quarter; and

20.1.3	as soon as they are available, but in any event within 30 days after the end of each month:

(A)	the consolidated financial statements for that month; and

(B)	the financial statements of each Obligor for that month.

20.2	Compliance Certificate

20.2.1	The Company shall supply a Compliance Certificate to the Administrative Agent with each set of the Group’s audited consolidated Annual Financial Statements and each set of the Group’s consolidated Quarterly Financial Statements.

20.2.2	Each Compliance Certificate shall:

(A)	set out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) and the Margin computations set out in the definition of “Margin” as at the date as at which those financial statements were drawn up;

(B)	confirm no Event of Default has occurred and is continuing or, if an Event of Default has occurred, what Event of Default has occurred and the steps being taken to remedy that Event of Default; and

(C)	confirm the identity of all Material Companies.

20.2.3	Each Compliance Certificate shall be signed by two directors of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company by the Company’s auditors.

20.3	Requirements as to financial statements

20.3.1	Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements):

(A)	shall, on each Quarter Date, be certified by the Chief Financial Officer of the Company as giving a true and fair view (in the case of Annual Financial Statements) or fairly representing (in other cases) its financial condition and operations as at the date as at which those financial statements were drawn up;

(B)	in the case of consolidated financial statements of the Borrowing Group shall, on each Quarter Date, be accompanied by a narrative from the directors of the Company comparing actual performance for the period to which the financial statements relate to the projected performance for that period set out in the Base Case (or the Budget, if approved by the Administrative Agent) and the actual performance for the corresponding period in the preceding financial year of the Borrowing Group;

(C)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Budget and the Original Financial Statements for each Obligor, unless, in relation to any set of financial statements, the Company notifies the Administrative Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Administrative Agent:

(1)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(2)	sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of “Margin” and to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

20.3.2	If the Company notifies the Administrative Agent of a change in accordance with Clause 20.3.1(C) then the Company and Administrative Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Administrative Agent shall (if so requested by the Majority Lenders) instruct the auditors of the Company or independent accountants (approved by the Company or, in the absence of such approval within 5 days of request by the Administrative Agent for such approval, a firm with recognised expertise) to determine any amendment to Clause 21 (Financial covenants) and the Margin computations set out in the definition of “Margin” and any other terms of this Agreement which those auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by those auditors, or as the case may be, accountants. The cost and expense of those auditors or accountants shall be for the account of the Company.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.3.3	The Company shall procure that each set of Annual Financial Statements shall be audited by an internationally recognised firm of independent auditors licensed to practice in the jurisdiction of incorporation of the relevant member of the Group.

20.3.4	The Company shall procure that each set of Quarterly Financial Statements includes:

(A)	a profit and loss account by country in respect of each member of the Borrowing Group;

(B)	a consolidated balance sheet of the Borrowing Group made up to the end of the relevant quarter;

(C)	a Borrowing Group cashflow statement, and

(D)	a Borrowing Group cashflow forecast relating to the 12 month period commencing at the end of the relevant Financial Quarter;

each in a form reasonably acceptable to the Administrative Agent and accompanied by a statement by the directors of the Company commenting on all performance of the Borrowing Group for the quarter to which the financial statements relate and any material developments or proposals affecting the Borrowing Group or its business.

20.3.5	The Company shall procure that each set of Monthly Financial Statements:

(A)	a profit and loss account by country in respect of each member of the Borrowing Group;

(B)	a consolidated balance sheet of the Borrowing Group made up to the end of the relevant Month; and

(C)	a Borrowing Group cashflow statement;

each in a form reasonably acceptable to the Administrative Agent and accompanied by a statement by the directors of the Company commenting on all performance of the Borrowing Group for the month to which the financial statements relate and any material developments or proposals affecting the Borrowing Group or its business.

20.4	Budget

20.4.1	The Company shall supply to the Administrative Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event not less than 30 days after the start of each of its financial years, an annual budget for that financial year.

20.4.2	The Company shall ensure that the Budget:

(A)	is in a form reasonably acceptable to the Administrative Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement, in each case, for the Borrowing Group, projected disposals and projected capital expenditure for the Borrowing Group, projected financial covenant calculations and descriptions of the proposed activities of the Borrowing Group for the financial year to which the budget relates. The projections shall relate to each of the 3 month periods ending on each Quarter Date within that financial year;

(B)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 20.1 (Financial statements); and

(C)	has been approved by the board of directors of the Company; and

(D)	is accompanied by a statement by a director of the Company comparing the information and projections in the Budget with the information and projections for the same period in the Base Case.

20.4.3	The Company shall, if it materially changes the projections in such budget, promptly supply to the Administrative Agent in sufficient copies for the Lenders revised projections with a description of the material changes.

20.5	Group Companies

The Company shall, at the request of the Administrative Agent, supply to the Administrative Agent a report issued by its auditors stating which of its Subsidiaries are Material Companies.

20.6	Annual Presentation

If requested, once in every financial year at intervals of approximately 12 Months at least two executive directors of the Company (one of whom shall be the Chief Financial Officer) shall give a single presentation to the Finance Parties, at a time and venue agreed with the Administrative Agent, about the business and financial performance of the Group and such other related matters as any of the Finance Parties may reasonably request.

20.7	Year-end

The Company shall procure that each financial year-end of each member of the Group falls on 31 December.

20.8	Information: Miscellaneous

The Company shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

20.8.1	all documents dispatched by the Company to its shareholders (or any class of them) or dispatched by the Company or any Obligor to its creditors generally at the same time as they are dispatched;

20.8.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which involve a sum of money or value in excess of £50,000 and/or which could otherwise reasonably be expected, if adversely determined, to have a Material Adverse Effect; and

20.8.3	promptly, such information or projections regarding the financial condition, business, property, assets, operations, performance or prospects of any member of the Group as the Administrative Agent may reasonably request.

20.9	Notification of default

20.9.1	Each Obligor shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.9.2	Promptly upon a request by the Administrative Agent, the Company shall supply to the Administrative Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.	FINANCIAL COVENANTS

21.1	Financial condition

The Company shall ensure that:

21.1.1	Cash Flow Test: The ratio of CAFDS to Total Debt Service in respect of each Relevant Period (commencing with the Relevant Period ending on 30 June 2008) shall not be less than 1.00:1.00.

21.1.2	Interest Cover I: The ratio of Pro Forma Borrowing Group EBITDA to Total Interest Costs in respect of any Relevant Period ending on a Quarter Date falling on the date set out in Column 1 below shall not be then the ratio set out in Column 2 below opposite the relevant date.

Column 1 Relevant Period	Column 2 Ratio
Period expiring 30 September 2007	2.75
Period expiring 31 December 2007	3.00
Period expiring 31 March 2008	3.25
Period expiring 30 June 2008	3.00
Period expiring 30 September 2008	3.25
Period expiring 31 December 2008	3.50
Period expiring 31 March 2009	3.75
Period expiring 30 June 2009	4.00
Period expiring 30 September 2009	4.25
For all remaining periods	4.50

21.1.3	Leverage: The ratio of Total Debt as at each Quarter Date set out in Column 1 below to Pro Forma Borrowing Group EBITDA in respect of the Relevant Period ending on such Quarter Date shall not be more than the ratio set out in Column 2 below opposite the relevant date.

Column 1 Relevant Period	Column 2 Ratio
Period expiring 30 September 2007	5.75
Period expiring 31 December 2007	6.25
Period expiring 31 March 2008	6.25
Period expiring 30 June 2008	5.75
Period expiring 30 September 2008	5.00
Period expiring 31 December 2008	4.50
Period expiring 31 March 2009	4.00
Period expiring 30 June 2009	3.50
Period expiring 30 September 2009	3.25
Period expiring 31 December 2009	3.00
Period expiring 31 March 2010	2.75
For all remaining periods	2.50

21.1.4	Capital Expenditure: The aggregate Capital Expenditure of the Borrowing Group in respect of each financial year of the Company specified in Column 1 below, shall not exceed the amount set out in Column 2 below opposite that financial year.

Column 1 Financial Year Ending	Column 2 Maximum Expenditure
31 December 2007	£58,000,000
31 December 2008	£32,000,000
31 December 2009	£16,500,000
31 December 2010 and thereafter	£7,500,000

If in any financial year (the “Original Financial Year”) the amount of the Capital Expenditure is less than the maximum amount permitted for that Original Financial Year (the difference being referred to below as (the “Unused Amount”), then the maximum expenditure amount set out in column 2 above for the immediately following financial year only shall be increased by an amount equal to the lower of (1) the Unused Amount and (2) the maximum amount permitted for the Original Financial Year (the “Permitted Carry Forward Amount”) provided that at the end of that financial year Clause 21.1.1 (Cash Flow Test) is satisfied.

In any financial year it will be assumed that any Permitted Carry Forward Amount is spent after all of the other capital expenditure permitted to be spent in such financial year has been spent.

21.2	Financial testing

21.2.1	Subject to Clause 21.2.2, the financial covenants set out in Clause 21.1 (Financial condition) shall be tested by reference to each of the Annual Financial Statements and Quarterly Financial Statements delivered pursuant to Clause 20.1 (Financial statements) and each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

21.2.2	In respect of each Relevant Period ending on or before 31 March 2008, the values for Total Debt Service, Total Interest Costs, Pro Forma Borrowing Group EBITDA and CAFDS shall be annualised by taking the value “T” for the Relevant Period and applying the following formula:

T x	365
N

where “N” is the number of days in the Relevant Period.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor (and the Company shall ensure that each member of the Group shall) shall promptly:

22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2	supply certified copies to the Administrative Agent of any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable it to perform its obligations under the Finance Documents;

(B)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(C)	enable it to own its property and assets and to carry on its business, trade and ordinary activities as currently conducted,

except to the extent failure to obtain or comply with those Authorisations could reasonably be expected not to have a Material Adverse Effect.

22.2	Compliance with laws

Each Obligor (and the Company shall ensure that each member of the Group shall) shall comply in all respects with all laws to which it may be subject, if failure to comply would, or could reasonably be expected to have, a Material Adverse Effect.

22.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Group shall):

22.3.1	comply with all Environmental Law;

22.3.2	obtain and maintain and ensure compliance with any Environmental Permits,

where failure to do so could reasonably be expected to have a Material Adverse Effect.

22.4	Taxation

Each Obligor shall (and the Company shall procure that each member of the Group shall) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

22.4.1	such payment is being contested in good faith;

22.4.2	adequate reserves are being maintained for those Taxes which have been disclosed in its latest financial statements delivered to the Administrative Agent under Clause 20.1 (Financial statements); and

22.4.3	such payment can be lawfully withheld.

22.5	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction except pursuant to any acquisition or disposal permitted by Clause 22.7.2 (Acquisitions) or Clause 22.13.2 (Disposals) or with the consent of the Majority Lenders. Each Finance Party consents to the merger of Interconnect Exchange Europe GmbH with IX Europe GmbH provided such merger does not, in the reasonable opinion of the Administrative Agent, adversely affect the interests of any Lender under any Finance Document.

22.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

22.7	Acquisitions

22.7.1	No Obligor shall (and the Company shall ensure that no other member of the Group will) incorporate or acquire a company or acquire (or acquire an interest in) shares or securities or a business or undertaking (including for this purpose but without limitation the acquisition of assets, including without limitation the entering into of a lease of or other right to occupy of business premises, in connection with any datacentre not previously operated by a member of the Borrowing Group).

22.7.2	Clause 22.7.1 shall not apply to:

(A)	an acquisition permitted under Clause 22.7.3 below or funded under sub-Clause 22.7.4; or

(B)	an acquisition by a member of the Group permitted pursuant to Clause 22.13.2(B) (Disposals).

22.7.3	Clause 22.7.1 shall not apply to acquisitions which are of businesses whose principal activity can reasonably be regarded as consistent with the activities of the Group and which have no liabilities (off-balance sheet or otherwise) including in respect of environmental, litigation, tax or pensions matters which may be expected to have a material adverse effect on the business acquired or a Material Adverse Effect provided always that the acquisition is funded as to 100% by the Group’s own cash reserves or, without prejudice to Clause 8.5.2 (Exit), by a new issue of shares issued by the Company provided that the cost to the Group of such acquisition (including by way of purchase price, assumption of liabilities and/or fees and expenses) does not exceed £500,000 and provided further that no more than four such acquisitions shall be permitted within any 12 month period.

22.7.4	Save as provided in this Agreement, Facility B Loans shall be available to fund up to 75% of the aggregate of consideration, known assumed liabilities (actual and contingent), costs and expenses in relation to acquisitions (but no more than three such acquisitions within any one financial year) subject to:

(A)	in the case of such aggregate in respect of any single acquisition being less than £5,000,000:

(1)	the Company having confirmed to the Administrative Agent in writing that no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(2)	the Company having demonstrated to the Administrative Agent’s reasonable satisfaction that no breach of Clause 21 would result or can reasonably be foreseen following such acquisition and its integration into the Group on the basis of the provisions of Clause 21 as against the Base Case or as against the Company’s most recent management accounts and taking into account the impact of the proposed acquisition on a historic and forecast basis, which impact shall be set at a level of EBITDA headroom of 25%;

(3)	the Company having provided the Administrative Agent with a Acquisition Information Template, duly completed to the reasonable satisfaction of the Administrative Agent to include the Company’s management’s overview of the acquisition opportunity and a review of historic and expected performance;

(4)	satisfactory completion of legal due diligence in a form enabling legal reliance thereon for the Administrative Agent on behalf of the Lenders to cover key constitutional documents, material contracts and the key agreements relating to the acquisition;

(5)	repayment of any existing Financial Indebtedness of target, subject to the Majority Lenders’ consent to retain certain indebtedness (upon which the Administrative Agent shall, on behalf of the Lenders, consult with the Company in good faith);

(6)	all pre-existing Security granted by the acquisition target being released at closing of the acquisition; and

(7)	full copies of all documentation signed by any member of the Group in connection with such acquisition; and

(B)	in the case of such aggregate in respect of any single acquisition being more than £5,000,000:

(1)	satisfactory completion of due diligence (the scope being agreed by the Administrative Agent but in its entire discretion) including, without limitation, detailed third-party due diligence (to include, without limitation, legal, financial or commercial due diligence) to cover key contracts, constitutional documents, environmental matters and financial analysis;

(2)	the Company having provided the Administrative Agent with a Acquisition Information Template, duly completed to the reasonable satisfaction of the Administrative Agent to include the Company’s management’s overview of acquisition opportunity and a review of historic and expected performance;

(3)	repayment of any existing Financial Indebtedness of target, subject to the Majority Lenders’ consent to retain certain indebtedness (upon which the Administrative Agent shall, on behalf of the Lenders, consult with the Company in good faith);

(4)	all pre-existing Security granted by the acquisition target being at closing of the acquisition; and

(5)	the prior written consent of the Majority Lenders.

22.8	Holding Companies

Neither the Company nor Intelisite BV shall trade, undertake any commercial activity, carry on any business own any assets or incur any liabilities except for:

22.8.1	business as a holding company (either listed or not);

22.8.2	the ownership of shares in its Subsidiaries, intra-Group debit balances, credit balances in bank accounts and, Cash but only if those shares, debit balances, credit balances and Cash are subject to the Transaction Security; or

22.8.3	any liabilities under the Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

22.9	Dormant subsidiaries

No Obligor shall (and the Company shall ensure no member of the Group shall) cause or permit any member of the Group which is a Dormant Subsidiary to commence trading or cease to satisfy the criteria for a Dormant Subsidiary unless such Dormant Subsidiary becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

22.10	Preservation of assets

Each Obligor shall (and the Company shall ensure that each member of the Group shall) maintain and preserve, in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business, as conducted at the date of this Agreement, including without being limited to its computers and computer systems.

22.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.12	Negative pledge

In this Clause 22.12, “Quasi-Security” means a transaction described in Clause 22.12.2.

Except as permitted under Clause 22.12.3:

22.12.1	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

22.12.2	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(A)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(B)	enter into any other preferential arrangement (including any title transfer and/or retention arrangement) having the effect of creating security.

22.12.3	Clauses 22.12.2 and 22.12.3 do not apply to:

(A)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(B)	any lien arising by operation of law in the ordinary course of trading;

(C)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Closing Date if:

(1)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(2)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(3)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(D)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Closing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(1)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(2)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(3)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(E)	any netting or set-off arrangement entered into by any member of the Group under a hedging agreement for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement;

(F)	any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the suppliers standard or usual terms;

(G)	any sale, transfer or other disposal of an asset by an Obligor on terms that it may be leased to or re-acquired by another Obligor;

(H)	the Transaction Security;

(I)	any Security or Quasi-Security which exists in respect of any asset of any member of the Group the value of which (when aggregated with the value of any other assets of the Group over which Security or Quasi Security exists other than any permitted under Clauses 22.12.3(A) to 22.12.3(H)) does not exceed £250,000. For the purposes of this Clause 22.12.3(I) the value of an asset shall be the higher of its book value and market value;

(J)	the Permitted Leases;

(K)	the granting by Interconnect Exchange Europe Limited, of Security over the rent deposit required in respect of London 4;

(L)	the granting by Interconnect Exchange Europe Limited of Security in favour of The Vital International Group Limited (as vendor) over assets acquired pursuant to the acquisition and assumption of the business, contracts and operations of a datacentre in London, provided that such Security secures a maximum principal amount of £450,000 is released (and a Form 403a is filed with the Registrar of Companies) no later than 31 August 2007; or

(M)	the credit balances of the Blocked Bank Accounts as at the Closing Date together with interest accruing thereon and in the event that further Blocked Bank Accounts are approved, such credit balance as approved by the Administrative Agent in respect of those accounts, together with interest accruing thereon.

22.13	Disposals

22.13.1	Except as permitted under Clause 22.13.2 below, no Obligor shall (and the Company shall ensure that no other member of the Group will) make any Disposals.

22.13.2	Clause 22.13.1 above does not apply to any Disposal:

(A)	of assets made in the ordinary course of trading of the disposing entity and on arms length terms;

(B)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), provided that:

(1)	if the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(2)	if the Disposing Company had given (or intended to give) Security over the asset, the Acquiring Company must give equivalent Security over the asset; and

(3)	if the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing an amount no less then the amount guaranteed by the Disposing Company;

(C)	of obsolete vehicles, plant, machinery or equipment;

(D)	of cash where that disposal is not otherwise prohibited by the Finance Documents;

(E)	arising as a result of granting of any Security permitted under Clause 22.12 (Negative pledge); or

(F)	of fixed assets where the proceeds of Disposal are used within 90 days of that Disposal to purchase replacement fixed assets comparable or superior as to type, value and quality or are contractually committed to be applied to purchase replacement fixed assets comparable or superior as to type, value and quality within 90 days and are so applied with 6 months of receipt of the relevant proceeds of the Disposal.

22.14	Arm’s length basis

22.14.1	Except as permitted by Clause 22.14.2, no Obligor shall (and the Company shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms.

22.14.2	The following transactions shall not be a breach of this Clause 22.14:

(A)	arrangements, contracts and transactions between Obligors permitted under this Agreement; and

(B)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Administrative Agent under Clause 4.1 (Initial Conditions Precedent) or agreed by the Administrative Agent.

22.15	Loans or credit

22.15.1	Except as permitted under Clause 22.15.2, no Obligor shall (and the Company shall ensure that no member of the Group will) make any loans or grant any credit or make any other financial arrangement having a similar effect.

22.15.2	Clause 22.15.1 above does not apply to:

(A)	trade credit extended by any member of the Group to its customers in the ordinary course of its trading activities;

(B)	a loan by an Obligor to another Obligor;

(C)	a loan by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group and the maximum actual and contingent liabilities under all guarantees or indemnities by members of the Group in respect of liabilities or obligations of employees or directors of members of the Group does not exceed £100,000;

(D)	a loan by an Obligor to an Obligor;

(E)	a loan by a member of the Group which is not an Obligor to another member of the Group;

(F)	loans not included within Clauses 22.15.2(A) to 22.15.2(E) above where the outstanding aggregate principle amount of all such loans does not exceed £250,000 (or its equivalent) at any time.

22.16	Dividends and other payments on subordinated debt

22.16.1	The Company shall not:

(A)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, fee or distribution) on or in respect of its share capital (or any class of its share capital);

(B)	redeem, purchase, retrieve or otherwise reduce (nor allow any other member of the Group to purchase) the Company’s share capital (or any class of its share capital); or

(C)	repay or distribute any dividend or share premium reserve.

22.16.2	No Obligor shall and shall procure that no other member of the Group shall redeem, repurchase, defease, repay any loan to any shareholder of the Company or pay any interest on any such loan. For the avoidance of doubt, the Borrowing Group shall procure that any interest on such loans accrues but shall not be paid until such time as the obligations under the Finance Documents has been unconditionally and irrevocably paid and discharged.

22.16.3	No Obligor (other than the Company) shall (and shall procure that no other member of the Group shall) pay any dividend or other distribution in relation to its share capital to a member of the Group which is not an Obligor.

22.17	Financial Indebtedness

22.17.1	Except as permitted under Clause 22.17.2, no Obligor shall (and the Company shall ensure that no member of the Borrowing Group will) incur or allow to remain outstanding any Financial Indebtedness.

22.17.2	Clause 22.17.1 does not apply to Financial Indebtedness which:

(A)	arises under the Finance Documents;

(B)	arises in favour of a third party that has entered into subordination arrangements in a manner satisfactory to the Lenders;

(C)	is a liability under any Permitted Lease;

(D)	arises under or in respect of a loan from another member of the Group which is permitted under Clause 22.15 (Loans or credit);

(E)	is indebtedness in respect of any derivative transaction which is a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates if that foreign exchange exposure arises in the ordinary course of trade but not a foreign exchange transaction for investment or speculative purposes;

(F)	arises under a guarantee or indemnity given by a member of the Group for the liabilities or obligations of an employee or director of any member of the Group if the maximum actual and contingent liability under that guarantee or indemnity, when aggregated with the amount of all loans and other guarantee or indemnity obligations referred to in Clause 22.15.2(C) (Loans or credit), does not exceed the monetary limit specified in that Clause 22.15.2(C) (Loans or credit);

(G)	arises under a guarantee or indemnity entered into by a member of the Group in favour of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(H)	is indebtedness raised under a disposal and lease or acquisition arrangement permitted under Clause 22.12.3(H) (Negative pledge);

(I)	is money owing in respect of the Slough Upgrade Deferred Consideration; or

(J)	is indebtedness not referred to in Clauses 22.17.2(A) to 22.17.2(H) and which does not exceed £1,000,000 in an aggregate principal amount for the Group taken as a whole. (For the purposes of determining whether the monetary limit in this Clause 22.17.2(J) has been exceeded any guarantee, indemnity or counter-indemnity obligation in respect of other forms of Financial Indebtedness falling within this Clause 22.17.2(J) shall not be double counted).

22.18	Insurance

22.18.1	Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for prudent companies carrying on the same or substantially similar business.

22.18.2	All insurances must be with reputable independent insurance companies or underwriters.

22.19	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are fully funded based on reasonable actuarial assumptions and recommendations and are operated or maintained as required by law.

22.20	Access

While a Default (or where the Administrative Agent reasonably suspects a Default) is continuing each Obligor shall (and the Company shall ensure that each member of the Group shall) permit the Administrative Agent and/or the Security Trustee and/or accountants or other professional advisers and contractors of the Administrative Agent or Security Trustee free access at all reasonable times and on reasonable notice at the cost of the Company to (a) inspect and take copies and extracts from the books, accounts and records of each member of the Group and (b) view the assets which are the subject of the Transaction Security and the premises of each member of the Group and (c) meet and discuss matters with senior management within the Group.

22.21	Intellectual property

Each Obligor shall (and the Company shall procure that each member of the Group shall):

22.21.1	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member; and

22.21.2	not use or permit that Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property.

22.22	Further assurance

22.22.1	Each Obligor shall (and the Company shall procure that each member of the Group shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

(A)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(B)	to confer on the Security Trustee or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(C)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

22.22.2	Each Obligor shall (and the Company shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Finance Parties by or pursuant to the Finance Documents and, for the avoidance of doubt, such other Security as the Administrative Agent reasonably requires from the members of the Borrowing Group and in accordance with the following principles:

Security shall not be created or perfected and/or guarantees will not be given to the extent that they would:

(A)	result in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules, the laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(B)	result in any risk to the officers of the Obligor of contravention of their fiduciary duties and/or of civil or criminal liability;

(C)	result in costs disproportionate to the benefit obtained by the beneficiaries of that Security and/or guarantee; or

(D)	impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the guarantee or Security, taking into account the benefit obtained by the beneficiary of the Security.

For the avoidance of doubt, “cost” includes, but is not limited to income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security or guarantee, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the Company, and Obligor or any of their direct or indirect owners, Subsidiaries or Affiliates.

22.23	Cash and bank accounts

22.23.1	No Obligor shall (and the Company shall ensure that no other member of the Group will) open or maintain any account with any bank or other financial institution other than an Eligible Deposit Bank.

22.23.2	Each Obligor shall (and the Company shall ensure that each other member of the Borrowing Group will) pay all sums received by it into a bank account permitted by Clause 22.23.1.

22.23.3	The Company shall ensure to the extent the aggregate cash balances of the Borrowing Group exceed £25,000, such cash shall be held in bank accounts which are subject to the Transaction Security, other than cash or deposits held (i) in the Blocked Bank Accounts; and (ii) at Fortis Bank or another Eligible Deposit Bank on overnight rates where the relevant Obligor has a contractual right to require transfer of such deposit to such other account which is the subject of Transaction Security.

22.24	Amendments

No Obligor shall (and the Company shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document or any other document delivered to the Administrative Agent pursuant to Clauses 4.1 (Initial Conditions Precedent) or Clause 25 (Changes to the Obligors) except with the prior written consent of the Lenders or:

22.24.1	prior to or on the Closing Date, with the prior written consent of the Administrative Agent; or

22.24.2	after the Closing Date, in a way which could not be reasonably expected to materially and adversely affect the interests of the Lenders.

22.25	Dutch Tax undertaking

No notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.

22.26	Conditions subsequent

The Company shall procure the satisfaction to the Administrative Agents satisfaction of each of the matters referred to at Part III of Schedule 2 (Conditions Subsequent) within the periods set out therein.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

23.1.1	its failure to pay is caused by administrative or technical error; and

23.1.2	payment is made within seven Business Days of its due date.

23.2	Breach of certain obligations

Any requirement of Clause 21.1 (Financial covenants) is not satisfied within 10 Business Days of the date upon which the Company becomes aware or ought to have become aware thereof.

23.3	Other obligations

23.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Breach of certain obligations)).

23.3.2	No Event of Default under Clause 23.3.1 will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the Administrative Agent giving notice to the Company or relevant Obligor or the Company or an Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless the underlying circumstances (if capable of remedy) are remedied within 20 Business Days of the earlier to occur of the date of the Administrative Agent giving notice to the Company or the Company becoming aware of such underlying circumstances.

23.5	Cross default

23.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.4	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 23.5.1 to 23.5.3 above is less than £1,000,000 (or its equivalent in any other currencies).

23.6	Insolvency

23.6.1	A Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2	The value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities).

23.6.3	A moratorium is declared in respect of any indebtedness of any Material Company.

23.7	Insolvency proceedings

23.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(B)	a composition, compromise, assignment or arrangement with any creditor of any Material Company; or

(C)	the appointment of a provisional liquidator, a liquidator receiver, receiver or manager, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any Material Company or any of its assets; or

(D)	enforcement of any Security over any assets of any member of the Group having an aggregate value of at least £250,000,

or any analogous procedure or step is taken in any jurisdiction.

23.7.2	Clause 23.7.1 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of members of the Group having an aggregate value of £500,000 and is not discharged within 21 days.

23.9	Dutch Tax Status

A notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet) 1990 has been given by any member of the Group.

23.10	Unlawfulness and invalidity

23.10.1	It is or becomes unlawful for any member of the Group to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

23.10.2	Any obligation or obligations of any member of the Group under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

23.11	Repudiation

An Obligor repudiates a Finance Document.

23.12	Cessation of business

Any Material Company ceases (or threatens to cease) to carry on all or a substantial part of its business.

23.13	Audit qualification

The auditors of the Group qualify the audited annual consolidated financial statements of the Company in circumstances where the matters in respect of which such qualification was made have, or could reasonably be expected to have a Material Adverse Effect.

23.14	Expropriation

The authority or ability of any Material Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.

23.15	Material Adverse Change

Any event or circumstance occurs which have or could reasonably be expected to have a Material Adverse Effect.

23.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which could reasonably be expected to have a Material Adverse Effect.

23.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Administrative Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

23.17.1	cancel the Total Commitments whereupon they shall immediately be cancelled and any fees payable under the Finance Documents in connection with those Commitments shall be immediately due and payable;

23.17.2	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

23.17.3	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Administrative Agent on the instructions of the Majority Lenders; and/ or

23.17.4	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24 a Lender (the “Existing Lender”) may:

24.1.1	assign any of its rights and benefits; or

24.1.2	transfer by novation any of its rights, benefits and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

24.2.1	The consent of the Company is not required for an assignment or transfer by an Existing Lender, although no such assignment or transfer may be made without prior consultation with the Company.

24.2.2	An assignment will only be effective on:

(A)	receipt by the Administrative Agent (whether in the Assignment Agreement or otherwise) of a Lender accession undertaking and written confirmation from the New Lender (in form and substance satisfactory to the Administrative Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(B)	performance by the Administrative Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Administrative Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.3	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.4	If:

(A)	a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents or changes its Facility Office; and

(B)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs),

then	the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.2.5	Unless the Company and the Administrative Agent otherwise agree, a transfer or assignment of part of an Existing Lender’s Commitment to a New Lender must be in a minimum amount of, or if less, such Lender’s Commitment) £1 million other than in relation to any transfer from an Existing Lender to:

(A)	an Affiliate; or

(B)	a Related Fund.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Administrative Agent (for its own account) a fee of £2,500 except no such fee shall be payable in connection with an assignment or transfer to a New Lender upon primary syndication of the Facilities.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(A)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(B)	the financial condition of any Obligor;

(C)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(D)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and	any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(A)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(B)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(A)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(B)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

24.5.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.3 below when the Administrative Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Administrative Agent shall, subject to Clause 24.5.2 as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

24.5.3	On the Transfer Date:

(A)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and other members of the Group party to any Finance Document or the Transaction Security and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(B)	each of the Obligors and other members of the Group party to any Finance Document and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)

the Administrative Agent, the Arranger, the Security Trustee, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the

Administrative Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(D)	the New Lender shall become a Party as a “Lender”.

24.6	Procedure for assignment

24.6.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 24.6.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

24.6.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

24.6.3	On the Transfer Date:

(A)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(B)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(C)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

24.6.4	Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate or Assignment Agreement to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

24.8	Creation of security interest in a Lender’s rights in certain circumstances

Any Lender may at its own cost, without the consent of the Company or any Obligor, at any time charge or create a security interest in all or any portion of its rights under any Finance Document to secure obligations of such Lender, including without limitation (i) any charge or creation of a security interest to secure obligations and (ii) in the case of any Lender that is a fund, any charge or creation of a security interest of all or any portion of such Lender’s rights under any Finance Document to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, provided that no such charge or creation of a security interest shall:

24.8.1	release a Lender from any of its obligations hereunder or substitute any such charger or holder of the benefit of such security interest for such Lender as a party hereto; or

24.8.2	require any payments to be made by any Obligor other than as required by the relevant Finance Document.

24.9	Disclosure of information

24.9.1	Any Lender may disclose to any of its Affiliates and any other person:

(A)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(B)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(C)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

24.9.2	any Finance Party may disclose to a rating agency,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to Clauses 34.8.3 and 34.8.4, the person to whom the information is to be given has entered into a confidentiality undertaking.

25.	CHANGES TO THE OBLIGORS

25.1	Assignment and Transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

25.2.1	Subject to compliance with the provisions of Clauses 34.8.3 and 34.8.4 (“Know your customer” checks) the Company may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(A)	the Majority Lenders approve the addition of that Subsidiary;

(B)	the Company delivers to the Administrative Agent a duly completed and executed Accession Letter;

(C)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(D)	the Administrative Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, such Security Transaction Documents which may be reasonably required in relation to that Additional Borrower, each in form and substance satisfactory to the Administrative Agent.

25.2.2	The Administrative Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, such Security Transaction Documents which may be reasonably required in relation to that Additional Borrower.

25.3	Resignation of an Obligor

In this Clause 25.3 and Clause 25.6 (Resignation and Release of Security on Disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 22.13 (Disposals) (and the Company has confirmed this is the case).

25.3.1	The Company may request that an Obligor (other than the Company) ceases to be a Borrower or, as the case may be, a Guarantor by delivering a Resignation Letter to the Administrative Agent if:

(A)	that Obligor is the subject of a Third Party Disposal;

(B)	any guarantee and Transaction Security provided by that Obligor are not effected by the resignation; or

(C)	all the Lenders have consented to the resignation of the Obligor.

25.3.2	The Administrative Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(A)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(B)	where:

(1)	the Obligor is:

(a)	a Borrower, it is under no actual or contingent obligations as a Borrower under any Finance Documents; or

(b)	a Guarantor, no payment is due from a Guarantor under Clause 18.1 (Guarantee and Indemnity); or

(2)	such Obligor is both a Borrower and a Guarantor the Company has confirmed that either:

(a)	such Obligor is subject to a Third Party Disposal and its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased; or

(b)	each of the conditions set out in Clause 25.3.2,

and

(C)	where such Obligor is a Borrower and such Borrower created or intended to create Transaction Security and it is not a Third Party Disposal of the Borrower, the Transaction Security continues to be legal, valid, binding and enforceable in full force and effect and the amount secured by the Transaction Security is not decreased (and the Company has confirmed this is the case).

25.3.3	In the case of a Third Party Disposal, the Company has or shall ensure the Disposal Proceeds will be applied in accordance with Clause 8.6 (Disposal and Insurance Proceeds).

25.3.4	Subject to Clause 25.3.5, upon notification by the Administrative Agent to the Company of its acceptance of the resignation of a Borrower or a Guarantor, that company shall cease to be a Borrower or a Guarantor and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor.

25.3.5	The resignation of an Obligor which is the subject of a Third Party Disposal shall not be effective until the date of that disposal whereupon that company shall cease to be an Obligor and shall have no further rights or obligations under the Finance Documents as an Obligor.

25.3.6	The Administrative Agent may, at the cost and expense of the Company require a legal opinion from counsel to the Administrative Agent confirming the matters set out in Clauses 25.3.2(B) to 25.3.2(C) and the Administrative Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion.

25.4	Additional Guarantors

25.4.1	Subject to compliance with the provisions of Clauses 31.8.3 and 31.8.4 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.

25.4.2	The Company shall ensure that each Additional Borrower shall become an Additional Guarantor and that each Additional Obligor shall grant such Security as the Administrative Agent reasonably requires on or prior to the date which such Additional Obligor accedes to this Agreement.

25.4.3	The Company shall ensure that any other member of the Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor and, subject to the principles set out in Clause 22.22.2 (Further Assurance), grant such Security as the Administrative Agent may require unless, without prejudice to the obligation of the Company to procure the granting of Security by such member of the Group under this Clause 25.4.3, legal counsel to the Administrative Agent has confirmed there is a provision of law prohibiting such member of the Group becoming an Additional Guarantor and there are no applicable exemptions or exceptions to that prohibition which would permit such member to become an Additional Guarantor. The Company shall procure that the Group uses reasonable endeavours to overcome that prohibition.

25.4.4	A member of the Group shall become an Additional Guarantor if:

(A)	the Company delivers to the Administrative Agent a duly completed and executed Accession Letter; and

(B)	the Administrative Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, such Security Transaction Documents which may be reasonably required in relation to that Additional Guarantor pursuant to Clause 25.4.2, each in form and substance satisfactory to the Administrative Agent.

25.4.5	The Administrative Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, such Security Transaction Documents which may be reasonably required in relation to that Additional Guarantor pursuant to Clause 25.4.2.

25.4.6	The Administrative Agent may (but shall not be obliged to) agree a limit on the amount of the liability of the potential Additional Guarantor or other changes to the Finance Documents which in the opinion of the Administrative Agent, based on the advice of its legal counsel, are necessary to overcome a prohibition referred to in Clause 25.4.3 or a risk that a guarantee by the potential Additional Guarantor will not be legal, valid, binding, enforceable and effective. The cost of the advice of legal counsel obtained pursuant to this Clause 25.4.6 shall be for the account of the Company.

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 19 (Representations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation and Release of Security on Disposal

If an Obligor is or is proposed to be the subject of a Third Party Disposal under Clause 22.13 (Disposals):

25.6.1	where that Obligor created Transaction Security over any of its assets or business in favour of the Security Trustee, or Transaction Security in favour of the Security Trustee was created over the shares (or equivalent) of that Obligor, the Security Trustee may, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

25.6.2	the resignation of that Obligor and related, notwithstanding the provisions of any instrument purporting to release such Transaction Security, release of Transaction Security referred to in Clause 25.6.1 shall not become effective until the date of that Third Party Disposal; and

25.6.3	if the Third Party Disposal of that Obligor is not made, the Resignation Letter of that Obligor and the related release of Transaction Security referred to in Clause 25.6.1 shall have no effect and the obligations of the Obligor and the Transaction Security created or intended to be created by or over that Obligor shall continue in full force and effect.

26.	ROLE OF THE ADMINISTRATIVE AGENT, THE ARRANGER AND OTHERS

26.1	Appointment of the Administrative Agent and Security Trustee

26.1.1	Each of the Arranger and, the Lenders appoints the Administrative Agent to act as its agent under and in connection with the Finance Documents (other than any Hedging Agreements).

26.1.2

Each other Finance Party authorises the Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions. The Administrative Agent is released from the restrictions under s.181 of the German Civil Code (Bürgerliches Gesetzbuch) (where applicable).

26.1.3	To the extent under applicable law it is able to hold the Trust Property as trustee, each other Finance Party appoints the Security Trustee to act as its agent and trustee under and in connection with the Transaction Security Documents.

26.1.4	If under German, Swiss, Dutch, French or any other applicable law it is not able to hold any part of the Trust Property as a trustee, the Security Trustee shall accept and hold that part in its own name as agent for itself and the other Finance Parties (for so long as they are Finance Parties) and to deal with that part in accordance with the terms of this Agreement. The Security Trustee is released from the restrictions under s.181 of the German Civil Code (Bürgerliches Gesetzbuch) (where applicable).

26.1.5	Each other Finance Party authorises the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions, and to execute each of the Transaction Security Documents and all other documents that may be approved by the Majority Lenders for execution by it, in each case, for and on behalf of the Finance Parties.

26.2	Transaction Security Document governed by German law

The Security Trustee shall administer those Transaction Security Documents governed by German law of an accessory nature (the “Accessory Security”) granted in favour of those Finance Parties named thereunder as receiving the benefit of the Security granted thereunder (the “Relevant Finance Parties”). The Security Trustee shall hold and administer as trustee (Treuhänder) of the Relevant Finance Parties any proceeds from the enforcement of the Accessory Security and any payment received pursuant to the parallel debt provisions contained in Clause 31 (Parallel Debt) with the purpose of securing the claims of the Relevant Finance Parties.

26.3	Duties of the Administrative Agent and the Security Trustee

26.3.1	The Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.

26.3.2	Except where a Finance Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.3.3	If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

26.3.4	If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Administrative Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

26.3.5	The Administrative Agent’s and the Security Trustee’s respective duties under the Finance Documents are solely mechanical and administrative in nature.

26.3.6	The duties of the Security Trustee are set out in Clause 30 (The Security Trust).

26.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

26.5.1	Nothing in this Agreement constitutes the Administrative Agent, the Arranger and/or, save as expressly stated in any Finance Document, the Security Trustee as a trustee or fiduciary of any other person.

26.5.2	Neither the Administrative Agent nor the Security Trustee shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6	Business with the Group

The Administrative Agent and the Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.7	Rights and discretions

26.7.1	The Administrative Agent and, in relation to the Transaction Security Documents, the Security Trustee may rely on:

(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.7.2	The Administrative Agent and, in relation to the Transaction Security Documents, the Security Trustee may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(A)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(B)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(C)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

26.7.3	The Administrative Agent and, in relation to the Transaction Security Documents, the Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.7.4	The Administrative Agent may act in relation to the Finance Documents, and the Security Trustee may act in relation to the Transaction Security Documents, through its personnel and agents. The Administrative Agent shall not be liable for the negligence or misconduct of such agents.

26.7.5	The Administrative Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

26.7.6	Notwithstanding any other provision of any Finance Document to the contrary, none of the Administrative Agent or Arranger or Security Trustee is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.8	Majority Lenders’ instructions

26.8.1	Unless a contrary indication appears in a Finance Document, the Administrative Agent or, as the case may be, the Security Trustee, shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Administrative Agent or, as the case may be, the Security Trustee) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

26.8.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

26.8.3	The Administrative Agent or, as the case may be, the Security Trustee may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.8.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Administrative Agent or, as the case may be, the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.8.5	Neither the Administrative Agent nor the Security Trustee is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 26.7.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

26.9	Responsibility for documentation

None of the Administrative Agent or the Arranger or the Security Trustee:

26.9.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Administrative Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents; or

26.9.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.10	Exclusion of liability

26.10.1	Without limiting Clause 26.9.2, neither the Administrative Agent nor the Security Trustee will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

26.10.2	No Party (other than the Administrative Agent) may take any proceedings against any officer, employee or agent of the Administrative Agent or the Security Trustee in respect of any claim it might have against the Administrative Agent or the Security Trustee in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Finance Document and any officer, employee or agent of the Administrative Agent or Security Trustee may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

26.10.3	Neither the Administrative Agent nor the Security Trustee will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Administrative Agent or, as the case may be, the Security Trustee if the Administrative Agent or, as the case may be, the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent or, as the case may be, the Security Trustee for that purpose.

26.10.4	Nothing in this Agreement shall oblige the Administrative Agent, the Arranger or the Security Trustee to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent, the Arranger and the Security Trustee that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent, the Arranger or the Security Trustee.

26.11	Lenders’ indemnity to the Administrative Agent and the Security Trustee

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Administrative Agent and the Security Trustee within three Business Days of demand, against any cost, loss or liability incurred by the Administrative Agent or the Security Trustee (otherwise than by reason of the Administrative Agent’s or, as the case may be, the Security Trustee’s gross negligence or wilful misconduct) in acting as Administrative Agent or Security Trustee, as the case may be, under the Finance Documents (unless the Administrative Agent or the Security Trustee, as the case may be, has been reimbursed by an Obligor pursuant to a Finance Document).

26.12	Resignation of the Administrative Agent and the Security Trustee

26.12.1	Each of the Administrative Agent and the Security Trustee may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

26.12.2	Alternatively each of the Administrative Agent and the Security Trustee may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Administrative Agent or Security Trustee, as the case may be.

26.12.3

If the Majority Lenders have not appointed a successor Administrative Agent or Security Trustee, as the case may be, in accordance with Clause 26.11.2 above within 30 days after notice of resignation was given, the Administrative Agent or

Security Trustee, as the case may be, (after consultation with the Company) may appoint a successor Administrative Agent or Security Trustee (acting through an office in the United Kingdom).

26.12.4	The retiring Administrative Agent or Security Trustee, as the case may be, shall, at its own cost, make available to the successor Administrative Agent or Security Trustee such documents and records and provide such assistance as the successor Administrative Agent or Security Trustee may reasonably request for the purposes of performing its functions as Administrative Agent under the Finance Documents or as Security Trustee under the Security Documents, (as applicable).

26.12.5	The Administrative Agent’s or the Security Trustee’s resignation notice shall only take effect upon the appointment of a successor.

26.12.6	Upon the appointment of a successor, the retiring Administrative Agent or the Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.12.7	After consultation with the Company, the Majority Lenders may, by notice to the Administrative Agent or the Security Trustee, require it to resign in accordance with Clause 26.11.2. In this event, the Administrative Agent or the Security Trustee (as the case may be) shall resign in accordance with Clause 26.11.2.

26.13	Confidentiality

26.13.1	In acting as agent or trustee for the Finance Parties, both the Administrative Agent and Security Trustee shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.13.2	If information is received by another division or department of the Administrative Agent or Security Trustee, it may be treated as confidential to that division or department and the Administrative Agent or the Security Trustee shall not be deemed to have notice of it.

26.13.3	Notwithstanding any other provision of any Finance Document to the contrary, none of the Administrative Agent, the Arranger and the Security Trustee are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

26.14	Relationship with the Lenders

26.14.1	The Administrative Agent or, in respect of the Security Documents, the Security Trustee, may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.14.2	Each Lender shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

26.14.3	Each Finance Party shall supply the Administrative Agent with any information that the Security Trustee may reasonably specify (through the Administrative Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Administrative Agent and shall not deal directly with the Security Trustee.

26.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Administrative Agent, the Arranger and the Security Trustee, that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

26.15.1	the financial condition, status and nature of each member of the Group;

26.15.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.15.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.15.4	the adequacy, accuracy and/or completeness of the Information Memorandum, the Information Package and any other information provided by the Administrative Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.15.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

26.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.17	Deduction from amounts payable by the Administrative Agent

If any Party owes an amount to the Administrative Agent under the Finance Documents the Administrative Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Administrative Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.18	Reliance and Engagement Letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.19	Common Parties

Notwithstanding the fact that the Administrative Agent and the Security Trustee may from time to time be the same person, both the Administrative Agent and the Security Trustee have entered into this Agreement in such separate capacity. However, where the Finance Documents (or any of them) provide for the Administrative Agent or the Security Trustee to communicate with, or provide instructions to, the other, to the extent that the Administrative Agent and the Security Trustee are the same person there shall be no requirement for any such formal instruction or communication to be given or made, notwithstanding the terms of the Finance Document(s) in question.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

27.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

28.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Administrative Agent;

28.1.2	the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Administrative Agent in relation to the receipt, recovery or distribution; and

28.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Administrative Agent, pay to the Administrative Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Administrative Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

28.3.1	On a distribution by the Administrative Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 28.3.1, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Administrative Agent, pay to the Administrative Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

28.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

28.5.1	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

28.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(A)	it notified the other Finance Party of the legal or arbitration proceedings; and

(B)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

29.	HEDGE COUNTERPARTIES

29.1	Identity of Hedge Counterparties

Each Hedge Counterparty shall be either:

29.1.1	the Original Hedge Counterparty;

29.1.2	a Lender; or

29.1.3	such person as is approved in advance in writing by the Administrative Agent.

29.2	Prohibited action by Obligors

No Obligor shall, and each Obligor shall procure that none of its Subsidiaries will, until after the date on which the Finance Parties have taken any Enforcement Action:

29.2.1	make any payment or distribution in respect of any Hedging Liability except for scheduled payments arising under the original terms of the relevant Hedging Document; or

29.2.2	create or permit to subsist any Security over any asset of any member of the Group or give or permit to subsist any guarantee in respect of any Hedging Liability, other than under the Transaction Security Documents, in each case, without the consent of the Administrative Agent.

29.3	Prohibited action by Hedge Counterparties

29.3.1	Subject to Clause 29.3.1, no Hedge Counterparty shall take any Enforcement Action in respect of any Hedging Document unless:

(A)	an Event of Default is continuing; and

(B)	written notice of that Event of Default and the intention to enforce all or any of the Transaction Security Documents has been given to the Company by the Administrative Agent.

29.3.2	A Hedge Counterparty may exercise any right to terminate or close out any hedging transaction under the Hedging Documents before its originally stated maturity if:

(A)	an Obligor has not paid when due or within any applicable grace period an amount of any Hedging Liability; or

(B)	any liquidation, winding-up, dissolution or bankruptcy proceedings have been formally commenced against the Obligor which is the counterparty under that hedging transaction and have not been discharged within one Month from the date of commencement.

29.3.3	Each Hedge Counterparty may, and shall if so requested by the Administrative Agent, following service of a notice under Clause 23.17 (Acceleration), terminate or close out transactions entered into by it under the Hedging Documents and demand amounts due to it under the Hedging Documents.

29.4	No set-off by Hedge Counterparties

No Hedging Liability may be discharged by any set-off, right of combination of accounts or otherwise except to the extent that it is permitted to be paid under Clause 29.2.1.

29.5	No Security

No Obligor shall (and each Obligor shall procure that none of its Subsidiaries will) create or permit to subsist any Security over any of its assets or give any financial support to any person for, in respect of or in connection with, any Hedging Liability except under the original terms of the Hedging Documents or the Transaction Security Documents and in accordance with the priority and ranking specified in the Finance Documents.

29.6	Hedging Documents

Each Obligor and each Hedge Counterparty agrees that:

29.6.1	the Hedging Documents shall provide for “two way payments” or payments under the “Second Method” in the event of a termination of a hedging transaction whether on a Termination Event or an Event of Default (each as defined in the relevant Hedging Documents) meaning that the defaulting party under the Hedging Documents may receive payment under the relevant termination provisions if the net replacement value of all terminated transactions affected under the relevant Hedging Documents is in its favour;

29.6.2	each Hedging Agreement shall be based on the 1992 standard ISDA Master Agreement (or any successor agreement);

29.6.3	if an amount falls due from a Hedge Counterparty to any Obligor on or following the date of any Enforcement Action or the termination or closing out of any hedging transaction under a Hedging Document, that Hedge Counterparty shall pay that amount to the Security Trustee, which shall apply it as set out in Clause 30.1 (Declaration of Trust: Order of application); and

29.6.4	the Hedging Documents shall provide that the relevant Hedge Counterparty shall if so requested by the Administrative Agent following a declaration under Clause 23.17 (Acceleration) be entitled to terminate or close out any hedging transaction entered into under the relevant Hedging Documents.

29.7	Copies of Hedging Documents

Each Hedge Counterparty shall provide to the Security Trustee copies of all Hedging Documents, which must be in form and substance satisfactory to the Security Trustee, acting reasonably.

29.8	Amendments to Hedging Documents

No Hedge Counterparty or Obligor shall make any amendment to any Hedging Agreement without the written consent of the Administrative Agent, unless the amendment is procedural or administrative and does not prejudice the interests of the Finance Parties under the Finance Documents.

30.	THE SECURITY TRUST

30.1	Declaration of Trust: Order of application

30.1.1	The Security Trustee hereby accepts its appointment under Clause 26.1 (Appointment of the Agent and the Security Trustee) as trustee of the Trust Property (to the extent that it is able to hold such Trust Property as trustee under any applicable law) with effect from the date of this Agreement and agrees to hold the Trust Property on trust for itself and the other Finance Parties (for so long as they are Finance Parties) and to apply the Trust Property in accordance with the following respective claims:

(A)	first, as to a sum equivalent to the amounts payable to the Security Trustee (excluding any amounts received by the Security Trustee pursuant to Clause 26.11 (Lenders’ Indemnity to the Agent and the Security Trustee) for the Security Trustee absolutely;

(B)	second, as to a sum equivalent to the sum of the aggregate amount owing to the Finance Parties (other than the Security Trustee and amounts satisfied pursuant to Clause 30.1.1(A));

(C)	third, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(D)	fourth, as to the balance (if any) for the Obligors absolutely pro rata to the respective amounts paid, received or recovered from each of them.

30.1.2	If under German, Swiss, Dutch, French or any other applicable law it is not able to hold any part of the Trust Property as a trustee, the Security Trustee undertakes to accept and hold that part in its own name as agent for itself and the other Finance Parties (for so long as they are Finance Parties) and to deal with that part in accordance with the terms of this Agreement.

30.1.3	The Security Trustee shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Trustee (acting on the instructions of the Administrative Agent) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Security Trustee or such receiver may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against any Borrower or any other person liable.

30.1.4	If, for any reason, any indebtedness owed to any Finance Party which a Transaction Security Document purports to secure is not recoverable under any such Transaction Security Document as a result of any applicable law, or is found not to be validly secured by any such Transaction Security Document, then the Security Trustee shall take no account of the affected indebtedness in applying and/or distributing any recoveries under the relevant Security Document in accordance with this Clause 30.1. In such circumstances, the relevant Finance Party shall on demand repay to the Security Trustee the amounts received by it under this Clause 30.1 (if any) had such unrecoverability and/or invalidity been known on and from the Enforcement Date.

30.1.5	The Security Trustee shall obtain a good discharge in respect of the amounts expressed to be due to the Arranger, the Administrative Agent and the Lenders under the terms of this Agreement by paying such amounts to the Administrative Agent for distribution in accordance with Clause 32.2 (Distributions by the Administrative Agent).

30.2	Perpetuities

30.2.1	The trusts constituted or evidenced in or by the Transaction Security Documents shall remain in full force and effect until whichever is the earlier of:

(A)	the expiration of a period of 80 years from the date of this Agreement; and

(B)

receipt by the Security Trustee, at any time when it is satisfied that all of the Obligors are solvent, of confirmation in writing from the Administrative Agent that there is no longer outstanding any indebtedness (actual or contingent (other than any contingent indebtedness which is fully cash collateralised to the satisfaction of the relevant Finance Party)), and no obligation of any Finance Party to make available any indebtedness, which is secured or guaranteed by or under any of the Transaction Security Documents or such later date on which all of the Transaction Security Documents have been released in accordance with their terms;

and the parties to this Agreement declare that the perpetuity period applicable to the Security Documents shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years from the date of this Agreement.

30.3	Powers and duties of the Security Trustee as trustee of the security

In its capacity as trustee in relation to the Security Documents, the Security Trustee:

30.3.1	Powers generally: shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Transaction Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any Transaction Security Document but so that the Security Trustee may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

30.3.2	Power to invest: shall (subject to Clause 30.1 (Declaration of Trust: Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the Security constituted by the Transaction Security Documents which, in the reasonable opinion of the Security Trustee, it would not be practicable to distribute immediately by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify the same and the Security Trustee shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Trustee’s gross negligence or wilful misconduct;

30.3.3	Power to engage agents: may in the conduct of its obligations under and in respect of the Transaction Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any person to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money), and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such employment, and (ii) the Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent; and

30.3.4

Deposit of documents: may place all deeds, certificates and other documents relating to the Security which are from time to time deposited with it pursuant to the Transaction Security Documents in any safe deposit, safe or other receptacle selected by the Security Trustee exercising reasonable care, or with any firm of solicitors selected by the Security Trustee exercising reasonable care and may make any such arrangements as it thinks fit for allowing the Company access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors.

30.4	All enforcement action through the Security Trustee

None of the other Finance Parties shall have any independent power to:

30.4.1	enforce any of the Transaction Security Documents;

30.4.2	exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Transaction Security Documents;

30.4.3	take any step (including petition, application, notice of meeting or proposal to creditors) for the liquidation, winding-up or administration of, or any insolvency proceeding in relation to, an Obligor, or for a voluntary arrangement or scheme of arrangement in relation to an Obligor;

30.4.4	apply for any order for an injunction or specific performance in respect of an Obligor in relation to any of the Finance Documents; or

30.4.5	otherwise have direct recourse to the security and/or guarantees constituted by any of the Transaction Security Documents except through the Security Trustee. In the case of proceedings brought before a French court, the Finance Parties will confirm the appointment of the Security Trustee as their agent acting in their name and for their account for the purposes of such proceedings.

30.5	Co-operation to achieve agreed priorities of application

30.5.1	The other Finance Parties shall co-operate with each other and with the Security Trustee and any receiver under the Transaction Security Documents in realising the Security and in ensuring that the net proceeds realised under the Transaction Security Documents after deduction of the expenses of realisation are applied in accordance with Clause 30.1 (Declaration of Trust: Order of application).

30.6	Indemnity from Trust Property

30.6.1	In respect of all liabilities, costs, claims, charges or expenses for which the Borrowers are liable under this Agreement, the Security Trustee and every employee, officer, agent or other person appointed by it in connection with its appointment under the Transaction Security Documents (each an “Indemnified Party”) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by an Indemnified Party:

(A)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Transaction Security Documents;

(B)	as a result of any breach by any member of the Group of any of its obligations under any Transaction Security Document;

(C)	in respect of any Environmental Claim made or asserted against an Indemnified Party which would not have arisen if the Transaction Security Documents had not been executed; and

(D)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Transaction Security Documents;

30.6.2	The rights conferred by this Clause 30.6 (Indemnity from Trust Property) are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Transaction Security Documents entitling the Security Trustee or any other person to any indemnity in respect of, and/or reimbursement of, any liabilities, damages, costs, claims, charges or expenses incurred or suffered by it in connection with any of the Transaction Security Documents or the performance of any duties under any of the Transaction Security Documents. Nothing contained in this Clause 30.6 (Indemnity from Trust Property) shall entitle the Security Trustee or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

30.6.3	Any third party referred to in this Clause 30.6 (Indemnity from Trust Property) as an Indemnified Party may enjoy the benefit and enforce the terms of this Clause 30.6 (Indemnity from Trust Property) in accordance with the provisions of the Third Parties Act.

30.7	Finance Parties to provide information

30.7.1	The Finance Parties shall provide the Security Trustee with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Transaction Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Trustee to make the calculations and applications contemplated by Clause 30.1 (Declaration of Trust: Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Transaction Security Documents on and after the occurrence of an Event of Default as contemplated by the Transaction Security Documents, Clause 32.5 (Partial payments) and 30.1 (Declaration of Trust: Order of application) above.

31.	PARALLEL DEBT

31.1.1	Each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Trustee amounts equal to any amounts owing by that Obligor to each other Finance Party under the Finance Documents as and when the same fall due for payment thereunder so that the Security Trustee shall be the obligee of such covenant to pay and shall be entitled to claim performance thereof in its own name and not only as Security Trustee or trustee acting on behalf of the Finance Parties.

31.1.2	The Obligors and the Security Trustee acknowledge that for this purpose, such monetary obligations of the Obligors to the Security Trustee are and/or shall be several and are and/or shall be separate and independent from, and without prejudice to, the identical obligations which an Obligor has and/or shall have to the other Finance Parties under the Finance Documents.

31.1.3

Without prejudice to the foregoing, it is further agreed that (i) the amounts due and payable by each Obligor under this Clause 31 (the “Parallel Debt”) shall be decreased to the extent that the Obligors satisfy any amounts owing by the Obligors to the other Finance Parties under the Finance Documents and/or payments to the Security Trustee under this provision shall reduce the amounts owing to the other Finance Parties under the Finance Parties under the Senior Finance Documents by an equal amount and (ii) the Parallel Debt shall not exceed the aggregate of the corresponding obligations which the Obligors have to the Finance Parties under the Finance Documents from time to time. Nothing in this Clause 31 shall in any way negate, affect or increase the obligations which any Obligor has to any Finance Party under the Finance Documents. For the avoidance of doubt, any amounts due or owing under this Clause 31 shall be ignored for the purposes of calculating the financial covenants in Clause 21 (Financial covenants) and for the purpose of any vote taken by the Finance Parties.

31.1.4	For the purpose of this Clause 31 only, the Security Trustee acts in its own name and on behalf of itself and not as Security Trustee, representative or trustee of any other party hereto. Any security granted to the Security Trustee to secure the Parallel Debt is granted to the Security Trustee in its capacity as creditor of the Parallel Debt. The Security Trustee shall apply any amounts received by it in respect of the Parallel Debt in accordance with the terms of this Agreement.

32.	PAYMENT MECHANICS

32.1	Payments to the Administrative Agent

32.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Administrative Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

32.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Administrative Agent specifies.

32.2	Distributions by the Administrative Agent

Each payment received by the Administrative Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Administrative Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Administrative Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3	Distributions to an Obligor

The Administrative Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

32.4.1	Where a sum is to be paid to the Administrative Agent under the Finance Documents for another Party, the Administrative Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

32.4.2	If the Administrative Agent pays an amount to another Party and it proves to be the case that the Administrative Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.

32.5	Partial payments

32.5.1	If the Administrative Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Administrative Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(A)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Agent and the Arranger and the Security Trustee under the Finance Documents;

(B)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(C)	thirdly, in or towards payment pro rata of any principal outstandings due but unpaid under this Agreement and any amount due but unpaid under Clause 15 (Indemnities); and

(D)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

32.5.2	The Administrative Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 32.5.1(B) to 32.5.1(D).

32.5.3	Clauses 32.5.1 and 32.5.2 will override any appropriation made by an Obligor.

32.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days

32.7.1	Any payment or reduction which is due to be made, or an Interest Period which would otherwise end, on a day that is not a Business Day shall be made or will end, as the case may be, on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

32.7.2	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

32.8	Currency of account

32.8.1	Subject to Clauses 32.8.2 to 32.8.5, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

32.8.2	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

32.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

32.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

32.8.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.9	Change of currency

32.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with the Company); and

(B)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).

32.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

34.2.1	in the case of the Company, that identified with its name below;

34.2.2	in the case of each Lender or any other Obligor, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a Party; and

34.2.3	in the case of the Administrative Agent or the Security Trustee, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five Business Days’ notice.

34.3	Delivery

34.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(A)	if by way of fax, when received in legible form and printed confirmation of transmission has been received; or

(B)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

34.3.2	Any communication or document to be made or delivered to the Administrative Agent or the Security Trustee will be effective only when actually received by the Administrative Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Administrative Agent’s or Security Trustee’s signature (or any substitute department or officer as the Administrative Agent or Security Trustee shall specify for this purpose).

34.3.3	All notices from or to an Obligor shall be sent through the Administrative Agent. The Company may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor

34.3.4	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number the Administrative Agent shall notify the other Parties.

34.5	Electronic communication

34.5.1	Any communication to be made between the Administrative Agent or the Security Trustee and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Administrative Agent, the Security Trustee and the relevant Lender:

(A)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	notify each other of any change to their address or any other such information supplied by them.

34.5.2	Any electronic communication made between the Administrative Agent and a Lender or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Administrative Agent or the Security Trustee only if it is addressed in such a manner as the Administrative Agent or Security Trustee shall specify for this purpose.

34.6	English language

34.6.1	Any notice given under or in connection with any Finance Document must be in English.

34.6.2	All other documents provided under or in connection with any Finance Document must be:

(A)	in English; or

(B)	if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.7	Use of Websites

34.7.1	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Administrative Agent (the “Designated Website”) if:

(A)	the Administrative Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(B)	both the Company and the Administrative Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(C)	the information is in a format previously agreed between the Company and the Administrative Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Administrative Agent shall notify the Company accordingly and the Company shall supply the information to the Administrative Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Administrative Agent with at least one copy in paper form of any information required to be provided by it.

34.7.2	The Administrative Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Administrative Agent.

34.7.3	The Company shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:

(A)	the Designated Website cannot be accessed due to technical failure;

(B)	the password specifications for the Designated Website change;

(C)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(D)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(E)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Administrative Agent under Clause 34.7.3(A) or Clause 34.7.3(E), all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Administrative Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

34.7.4	Any Website Lender may request, through the Administrative Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

34.8	“Know your customer” checks

34.8.1	Each Obligor shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

34.8.2	Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

34.8.3	The Company shall, by not less than 10 Business Days’ written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

34.8.4

Following the giving of any notice pursuant to Clause 34.8.3, the Company shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

38.1.1	Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

38.1.2	The Administrative Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

38.1.3	The Company may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 38.

38.2	Exceptions

38.2.1	An amendment or waiver that has the effect of changing or which relates to:

(A)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(B)	an extension to the date of payment of any amount under the Finance Documents;

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)	an increase in or an extension of any Commitment;

(E)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(F)	any provision which expressly requires the consent of all the Lenders;

(G)	Clause 2.3 (Finance Parties Rights and Obligations), Clause 25 (Changes to the Lenders) or this Clause 38; or

(H)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of all the Lenders.

38.2.2	An amendment or waiver which relates to the rights or obligations of the Administrative Agent, the Arranger or the Security Trustee may not be effected without the consent of the Administrative Agent, the Arranger or the Security Trustee (as applicable) at such time.

38.3	Amendments by Security Trustee

Unless the provisions of any Finance Document expressly provide otherwise, the Security Trustee may, if authorised by the Majority Lenders, amend the terms of, waive any of the requirements of, or grant consents under, any of the Transaction Security Documents, any such amendment, waiver or consent being binding on all the parties to this Agreement except that:

38.3.1	the prior consent of all of the Lenders is required to authorise any amendment of any Security Document which would affect the nature or the scope of the Charged Property or the manner in which proceeds of enforcement are distributed; and

38.3.2	no waiver or amendment may impose any new or additional obligations on any person without the consent of that person.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	GOVERNING LAW

This Agreement is governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction of English Courts

41.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

41.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

41.1.3	This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

41.2.1	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Company by its execution of this Agreement, accepts that appointment); and

41.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
IX Europe Plc	3796971

Interconnect Exchange Europe Limited	3672650

Intelisite BV	34134188

Interconnect Exchange Europe GmbH	Registered with the commercial register of the local court of Dusseldorf under registration number HRB 40720.

IX Europe (Switzerland) AG	CH-020.3.021.001-2

IX Europe GmbH	Registered under the commercial register of the local court of Frankfurt am Main under registration number HRB 46885.

Interconnect Exchange Europe SAS	Registered under the trade and commerce registry of Pontoise under No. 429 860 853

Part II

The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent, if any)
IX Europe Plc	3796971

Interconnect Exchange Europe Limited	3672650

Intelisite BV	34134188

Name of Original Guarantor	Registration number (or equivalent, if any)
Interconnect Exchange Europe GmbH	Registered with the commercial register of the local court of Dusseldorf under registration number HRB 40720.

IX Europe (Switzerland) AG	CH-020.3.021.001-2

IX Europe GmbH	Registered under the commercial register of the local court of Frankfurt am Main under registration number HRB 46885.

Interconnect Exchange Europe SAS	429 840 853 RCS Pontoise

IX Europe Real Estate GmbH	Registered under the commercial register of the local court of Frankfurt am Main under registration number HRB 74672.

IX Services Limited	3998776

IX Corporation Limited	4047080

IX Investments Limited	3998812

Part III

The Original Lenders

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment

	Sterling	Sterling	Sterling
CIT Bank Limited	£14,000,000	£14,000,000	£2,000,000

CIT Capital Finance (UK) Limited	£26,000,000	£26,000,000	£0

TOTAL	£40,000,000	£40,000,000	£2,000,000

SCHEDULE 2

CONDITIONS PRECEDENT/SUBSEQUENT

Part I

Conditions Precedent to Initial Utilisation

1.	OBLIGORS

1.1	A copy of the constitutional documents of each Original Obligor (including commercial register excerpts and list of members (where applicable)).

1.2	A copy of a resolution of the board of directors (or other appropriate corporate body) of each Original Obligor (other than a German Obligor) in form and substance acceptable to the Administrative Agent:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(D)	in the case of an Original Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above in relation to the Finance Documents.

1.4	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (other than the Company), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party in form and substance acceptable to the Administrative Agent.

1.5	A certificate of each Original Obligor (signed by a director/authorised signatory) certifying that:

(A)	borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on that Original Obligor to be exceeded.

(B)	each copy document relating to it specified in this Part I of this Schedule 2 is correct, complete, up-to-date and in full force and effect as at a date no earlier than the date of this Agreement.

(C)	each copy document that relates to that Original Obligor listed in this Schedule 2 and provided to CIT Capital Finance (UK) Limited in connection with this Agreement have not changed since that date save as set out therein if applicable and remain correct, complete, up-to-date and in full force and effect as at the later of the date of this Agreement and the first Utilisation Date.

2.	FINANCE DOCUMENTS AND NOTICES

2.1	This Agreement, duly executed by the Obligors.

2.2	The Hedging Letter, duly executed by the relevant Obligors.

2.3	Each Fee Letter, duly executed by the relevant Obligors.

2.4	The Syndication Letter, duly executed by the relevant Obligors.

2.5	The following Transaction Security Documents, each duly executed and delivered by the relevant Obligors:

(A)	debenture governed by English law made between (1) the Company, (2) each other Obligor incorporated in England and (3) the Security Trustee;

(B)	pledge over shares in Intelisite BV governed by Dutch law made between (1) the Company, (2) Intelisite BV and (3) the Security Trustee;

(C)	pledge over shares in Interconnect Exchange Europe GmbH governed by German law made between (1) the Company, (2) Interconnect Exchange Europe GmbH and (3) the Security Trustee;

(D)	pledge over shares in IX Europe Real Estate GmbH governed by German law made between (1) Intelisite BV, (2) IX Europe Real Estate GmbH and (3) the Security Trustee;

(E)	pledge over shares in IX Europe GmbH governed by German law made between (1) Intelisite BV, (2) IX Europe Real Estate GmbH and (3) the Security Trustee;

(F)	abstract acknowledgement of debt governed by German law made between (1) the Company, (2) Interconnect Exchange Services Limited, (3) Intelisite BV, (4) Interconnect Exchange Europe GmbH, (5) IX Europe (Switzerland) AG, (6) IX Europe GmbH, (7) Interconnect Exchange Europe SAS and (8) the Security Trustee;

(G)	pledge over operating bank accounts governed by German law made between (1) Interconnect Exchange Europe GmbH and (2) the Security Trustee;

(H)	pledge over operating bank accounts governed by German law made between (1) IX Europe GmbH and (2) the Security Trustee;

(I)	pledge over operating bank accounts governed by German law made between (1) IX Europe Real Estate GmbH and (2) the Security Trustee;

(J)	security purpose declaration governed by German law (re first mortgage over property acquired in the CCF Acquisition) made between (1) IX Europe Real Estate GmbH and (2) the Security Trustee;

(K)	security transfer agreement governed by German law made between (1) IX Europe GmbH and (2) the Security Trustee;

(L)	security transfer agreement governed by German law made between (1) Interconnect Exchange Europe GmbH and (2) the Security Trustee;

(M)	global assignment agreement governed by German law made between (1) IX Europe GmbH and (2) the Security Trustee;

(N)	global assignment agreement governed by German law made between (1) Interconnect Exchange Europe GmbH and (2) the Security Trustee;

(O)	pledge over shares in IX Europe (Switzerland) AG governed by Swiss law made between (1) Intelisite BV and (2) the Security Trustee;

(P)	pledge over bank accounts governed by Swiss law made between (1) IX Europe (Switzerland) AG and (2) the Security Trustee;

(Q)	general assignment governed by Swiss law made between (1) IX Europe (Switzerland) AG and (2) the Security Trustee;

(R)	share pledge over the shares in Interconnect Exchange Europe SAS governed by French law made between (1) the Company, (2) Interconnect Exchange Europe SAS and (3) the Security Trustee (acting in the name and for the account of the Finance Parties);

(S)	full bank account pledge agreement governed by French law made between (1) Interconnect Exchange Europe SAS and (2) the Security Trustee (acting in the name and for the account of the Finance Parties); and

(T)	on-going business pledge agreement governed by French law made between (1) Interconnect Exchange Europe SAS and (2) the Security Trustee (acting in the name and for the account of the Finance Parties).

2.6	A copy of all notices required to be sent under the Transaction Security Documents duly acknowledged by the addressee.

2.7	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

3.	LEGAL OPINIONS

3.1	A legal opinion of Herbert Smith LLP as to matters of English law.

3.2	A legal opinion of Herbert Smith LLP as to matters of French law.

3.3	A legal opinion of Stibbe as to matters of Dutch law.

3.4	A legal opinion of White & Case LLP as to matters of German law relating to the capacity, authority and due execution (including choice of law and recognition of foreign judgments) of the Finance Documents by the Obligors.

3.5	A legal opinion of Gleiss Lutz as to matters of German law relating to the validity of the Finance Documents governed by German law.

3.6	A legal opinion of Homburger as to matters of Swiss law.

4.	OTHER DOCUMENTS AND EVIDENCE

4.1	A schedule of bank accounts of each Original Obligor (including details of the account name, account number and the name and address of the bank or financial institution where the account is held).

4.2	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees), Clause 13.5 (Stamp Taxes) and Clause 17 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

4.3	Base Case (updated and agreed five year operating projections and business plan).

4.4	Copies of the terms of intention to lease London 4 (Interconnect Exchange Europe Limited).

4.5	Copies of or summary of any terms of any material agreements or other contracts as requested by the Administrative Agent.

4.6	Operating and financial statements of each member of the Group.

4.7	The latest set of management accounts, in the form previously delivered to the Administrative Agent.

4.8	Notice of prepayment in relation to the senior facilities agreement dated 26 July 2006 made between, amongst others, (1) the Company (as the company), (2) the Arranger (as the arranger) and (3) the Administrative Agent (as administrative agent), as amended and restated on 28 January 2007.

4.9	Utilisation request in the agreed form.

4.10	Evidence that all required regulatory approvals and consents (if any) have been obtained.

4.11	A copy of the register of members of each member of the Group, whose shares are subject to or expressed to be subject to the Transaction Security (Excerpts from the German commercial Registers and Shareholder lists).

4.12	To the extent not delivered above, a copy of the constitutional documents of each member of the Group whose shares are expressed to be subject to the Transaction Security and any shareholders’ agreement or resolution amending or varying the rights attaching to those shares.

4.13	Accountant’s Report.

4.14	The following releases or terminations (by deed or similar instruments under any relevant jurisdiction), duly executed and delivered by the parties thereto:

(A)	governed by English law relating to a share pledge governed by English law dated 28 July 2006 made between (1) the Company and (2) CIT Capital Finance (UK) Limited;

(B)	governed by English law relating to an all assets charge governed by English law dated 28 July 2006 made between (1) the Company and (2) CIT Capital Finance (UK) Limited;

(C)	governed by English law relating to an all assets charge governed by English law dated 28 July 2006 made between (1) IX Services Limited and (2) CIT Capital Finance (UK) Limited;

(D)	governed by English law relating to an all assets charge governed by English law dated 28 July 2006 made between (1) Interconnect Exchange Europe Limited and (2) CIT Capital Finance (UK) Limited;

(E)	governed by English law relating to an all assets charge governed by English law dated 28 July 2006 made between (1) IX Corporation Limited and (2) CIT Capital Finance (UK) Limited;

(F)	governed by English law relating to an all assets charge governed by English law dated 28 July 2006 made between (1) IX Investments Limited and (2) CIT Capital Finance (UK) Limited;

(G)	governed by German law relating to a pledge over shares in IX Europe Real Estate GmbH governed by German law made between (1) Intelisite BV, (2) IX Europe Real Estate GmbH and (3) the Security Trustee;

(H)	governed by German law relating to a pledge over shares in IX Europe GmbH governed by German law made between (1) Intelisite BV, (2) IX Europe GmbH and (3) the Security Trustee;

(I)	governed by German law relating to an abstract acknowledgement of debt governed by German law made between (1) the Company, (2) Interconnect Exchange Europe Limited, (3) Intelisite BV, (4) Interconnect Exchange Europe GmbH, (5) IX Europe (Switzerland) AG, (6) IX Europe GmbH, (7) Interconnect Exchange Europe SAS and (8) the Security Trustee;

(J)	governed by German law relating to a pledge over shares in Interconnect Exchange Europe GmbH governed by German law made between (1) the Company, (2) Interconnect Exchange Europe GmbH and (3) the Security Trustee;

(K)	governed by German law relating to a pledge over operating bank accounts governed by German law made between (1) Interconnect Exchange Europe GmbH and (2) the Security Trustee;

(L)	governed by German law relating to a pledge over operating bank accounts governed by German law made between (1) IX Europe GmbH and (2) the Security Trustee;

(M)	governed by German law relating to a pledge over operating bank accounts governed by German law made between (1) IX Europe Real Estate GmbH and (2) the Security Trustee;

(N)	governed by German law relating to a security purpose declaration governed by German law (as amended) made by IX Europe Real Estate GmbH;

(O)	governed by German law relating to a security transfer agreement governed by German law made between (1) IX Europe GmbH and (2) the Security Trustee;

(P)	governed by German law relating to a security transfer agreement governed by German law made between (1) Interconnect Exchange Europe GmbH and (2) the Security Trustee;

(Q)	governed by German law relating to a global assignment agreement governed by German law made between (1) IX Europe GmbH and (2) the Security Trustee;

(R)	governed by German law relating to a global assignment agreement governed by German law made between (1) Interconnect Exchange Europe GmbH and (2) the Security Trustee;

(S)	governed by Swiss law relating to a pledge over shares in IX Europe (Switzerland) AG governed by Swiss law made between (1) Intelisite BV and (2) the Security Trustee;

(T)	governed by Swiss law relating to a pledge over bank accounts governed by Swiss law made between (1) IX Europe (Switzerland) AG and (2) the Security Trustee;

(U)	governed by Swiss law relating to a general assignment governed by Swiss law made between (1) IX Europe (Switzerland) AG and (2) the Security Trustee;

(V)	governed by French law relating to a full bank account pledge agreement governed by French law dated 28 July 2006 made between (1) Interconnect Exchange Europe SAS and (2) the Security Trustee;

(W)	governed by French law relating to an on-going business pledge agreement governed by French law dated 28 July 2006 made between (1) Interconnect Exchange Europe SAS and (2) the Security Trustee; and

(X)	governed by Dutch Law relating to a pledge over shares in Intelsite B.V. governed by Dutch law dated 28 February 2007 made between (1) IXEurope PLC and (2) the Security Trustee; and

(Y)	governed by French law relating to a share pledge over the shares in Interconnect Exchange Europe SAS dated 28 July 2006 made between (1) the Company, (2) Interconnect Exchange Europe SAS and (3) the Security Trustee

5.	JURISDICTION SPECIFIC DOCUMENTS

5.1	United Kingdom

(A)	Deeds for 1 Airport Gate, Bath Road, Harmondsworth, Middlesex.

(B)	Deeds for Ground Floor, Finsbury Court, 101 Finsbury Pavement, London, EC2.

(C)	Deeds for car parking space number 10, Finsbury Court, 101 Finsbury Pavement, London, EC2.

5.2	Germany

(A)	Copy of the Land Charge Register for IX Europe Real Estate GmbH.

(B)	A copy of a resolution signed by all the holders of the issued shares in Interconnect Exchange Europe GmbH, IX Europe Real Estate GmbH, and IX Europe GmbH, consenting to the pledge of the respective company’s shares.

(C)	Copies certified by an authorised signatory of each of IX Europe GmbH and Interconnect Exchange Europe GmbH as true, complete and up to date and in full force and effect of each executed notice of the pledge over bank accounts (in agreed form) from each of IX Europe GmbH and Interconnect Exchange Europe GmbH addressed to the respective bank.

5.3	Switzerland

(A)	Account statements for all bank accounts to be pledged by IX Europe (Switzerland) AG.

(B)	List of Receivables according to annexes A and B of the global assignment by IX Europe (Switzerland) AG.

5.4	France

(A)	Formal decision by the sole shareholder of Interconnect Exchange Europe SAS approving the Secured Parties as a new shareholders in the event that the security is enforced (articles 12 of the by-laws).

(B)	The original share register, shareholders’ account (compte d’actionnaires) (required for purposes of noting security).

(C)	Upon execution of the pledge over the shares in Interconnect Exchange Europe SAS:

(1)	evidence that the pledge was duly recorded in the company’s books (i.e creation of a sub-account in IX Europe Plc’s shareholder account as open in the books of Interconnect Exchange Europe SAS and recording of the pledge in the share transfer register);

(2)	evidence that the statement of pledge (déclaration de gage) has been duly signed by IX Europe plc (in French);

(3)	evidence that the certificate of pledge (attestation de gage) has been duly signed by the Interconnect Exchange Europe SAS.

(D)	Upon execution of the pledge over the bank account(s) of Interconnect Exchange Europe SAS:

(1)	evidence that the statement of bank account pledge has been duly signed by Interconnect Exchange Europe SAS;

(2)	To the extent not provided pursuant to 4.1 above, a bank accounts schedule (including details of the accounts names, accounts numbers and the name and address of the bank or financial institution where the pledged bank accounts and are held).

(E)	Power for legal formalities (IX Europe PLC in relation to Interconnect Exchange Europe SAS).

(F)	A certified copy of a resolution signed by the IX Europe Plc, acting as sole shareholder of Interconnect Exchange SAS, deciding to carry on the operating of the company’s business activities notwithstanding the amount of the shareholders’ equity, which has become less than half of the share capital as of the end of fiscal year ending on 31 December 2005 (articles L. 225-248 and L. 227-1 al. 3 of the French Commercial Code).

5.5	The Netherlands

(A)	Original share register (required for purpose of noting security).

(B)	A copy of a resolution signed by all the members of the supervisory board of Intelisite BV, approving the terms of, and the transactions contemplated by, the Finance Documents to which Intelisite BV is a party.

(C)	Power of Attorney (Intelisite BV for Germany).

(D)	Power of attorney from Intelisite BV appointing Stibbe its attorney in connection with the pledge of Intelisite shares.

(E)	Power of attorney from IX Europe Plc appointing Stibbe its attorney in connection with the pledge of Intelisite shares.

Part II

Conditions Precedent Required to be Delivered by an Additional Obligor

1.	An Accession Letter executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it executes the Accession Letter and any other Finance Document to which it is a party;

3.2	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf; and

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

3.4	authorising the Company to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in:

7.1	this Part II of Schedule 2; and

7.2	any Transaction Security Documents relating to it,

is correct, complete, up-to-date and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	If available, the latest audited financial statements of the Additional Obligor.

9.	The following legal opinions, each addressed to the Administrative Agent, the Security Trustee and the Lenders:

9.1	A legal opinion of the legal advisers acceptable to the Administrative Agent in England, as to English law in the form distributed to the Administrative Agent prior to signing the Accession Letter.

9.2

If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers acceptable to the Administrative Agent in the jurisdiction of incorporation of that Additional Obligor or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Relevant Jurisdiction”) as to the law of the Relevant Jurisdiction and in the form distributed to the Administrative Agent prior to signing the Accession Letter.

10.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41.2 (Service of process), if not an Original Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

11.	The Transaction Security Documents executed by the Additional Obligor which are required by the Administrative Agent acting reasonably and the execution and delivery of any other security documents required by the Administrative Agent acting reasonably.

12.	Any notices or documents required to be given or executed or made under the terms of those Transaction Security Documents.

13.

13.1	If the Additional Obligor is incorporated in England and Wales or Scotland:

13.1.1	either a letter from the Company to the Administrative Agent (attaching supporting evidence from the Company’s English Solicitors) confirming that the Additional Obligor is not prohibited by Section 151 of the Companies Act 1985 from entering into the Finance Documents; and/or

13.1.2	evidence that the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to follow the procedures set out in Sections 151 to 158 of the Companies Act 1985 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents. The following documentary evidence shall be supplied: a copy of the statutory declarations and annexed auditors reports, board resolutions, shareholders resolutions (if applicable), a certificate of that Additional Obligor listing all directors at the time the statutory declarations are made and a non-statutory comfort letter from its auditors regarding its net asset position. The copy documents shall be certified by an authorised signatory of the Additional Obligor as correct, complete and in full force and effect at a date no earlier than the date of the Accession Letter.

13.2	If the Additional Obligor is not incorporated in England and Wales or Scotland, such documentary evidence as legal counsel to the Administrative Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

14.	A copy of any other Authorisation or other document, opinion or assurance which the Administrative Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter and each Finance Document to which the Additional Obligor is a party or for the validity and enforceability of any Finance Document or of any Transaction Security created or intended to be created by the Additional Obligor.

Part III

Conditions Subsequent to Initial Utilisation

1.	HEDGING

Within any requisite time period set out in the Hedging Letter, Hedging Documents effecting the arrangements set out in the Hedging Letter.

2.	AUDITORS CONFIRMATION

Within 7 days after the Closing Date, a letter from such Auditors as the Company intends to supply Compliance Certificates in accordance with this Agreement confirming that those Auditors will provide Compliance Certificates in the form set out in Schedule 8 (Form of Compliance Certificate) in form and substance satisfactory to the Administrative Agent.

3.	EQUINIX LETTER

Within 10 Business Days of the Closing Date, a letter (the “Equinix Letter”) from Equinix, Inc and Equinix UK Limited (together the “Equinix Companies”) to the Administrative Agent and the Arranger pursuant to which the Equinix Companies shall give certain clear market undertakings to the Administrative Agent and Arranger, such letter to be based on the principles (the “Principles”) of the letter drafted and discussed between the Equinix Companies, the Administrative Agent and the Arranger on 29 June 2007, provided that all parties to Equinix Letter may negotiate in good faith any terms of the Equinix Letter that do not affect the Principles.

4.	INSURANCE LETTER

Within 30 days after the closing Date, insurance letters addressed to the Administrative Agent (on behalf of the Finance Parties) and tabular summary of insurances (in English).

5.	FRENCH SECURITY

Within 5 Business Days of the Closing Date:

(A)	an amendment to the bank account pledge so as to correct the bank account details;

(B)	evidence that the certificate of pledge (attestation de gage) referred to in paragraph 5.4(c) of Part I of Schedule 2 has been duly signed by the by the bank account holder; and

(C)	evidence that the certificate of bank account pledge referred to in paragraph 5.4(d) of Part I of Schedule 2 has been duly signed by the bank account holder(s).

6.	ENVIRONMENTAL

Within 90 days of the Closing Date, a copy of an environmental report in a form reasonably satisfactory to the Administrative Agent pertaining to London 4 capable of being relied upon by CIT together with written confirmation to be supplied by a third party to the satisfaction of the Administrative Agent (which shall include the same being addressed to the Lenders and capable of being relied upon by the Lenders) as to satisfactory completion of environmental remediation works recommended by such report.

7.	ACCOUNTANTS REPORT

Within 15 Business Days of the Closing Date, a final copy of the Accountants Report, capable of being relied upon by the Finance Parties.

8.	INSURANCE

Within 30 days of the Closing Date, a letter from the relevant insurance broker(s) addressed to the Administrative Agent (on behalf of the Finance Parties) listing the material insurance policies of the Group and confirming that the insurance for the Group (including key man policies for the Group’s CEO and COO) at the date of this Agreement is adequate for the business carried out by the Group and confirming that the insurance policies relating to the Charged Property contain (in form and substance reasonably satisfactory to the Security Trustee) an endorsement naming the Security Trustee as sole loss payee in respect of all claims in excess of EUR 50,000.

9.	AMENDMENT TO ARTICLES

Within 10 Business Days of the Closing Date, in respect of each Obligor whose shares are subject to Security created by the Transaction Security Documents and whose articles of association restrict or prohibit any transfer of those shares on creation or enforcement of such Security, a resolution of the shareholders of each such Obligor to amend its articles of association to remove any such restriction or prohibition.

10.	SHARE CERTIFICATES

Within 30 days of the Closing Date, the share certificates representing the shares that are subject to the Security created by the Transaction Security Documents, together with duly executed blank stock transfer forms (where applicable, to the extent not previously delivered).

11.	GERMAN ASSETS LIST

Within 90 days of the Closing Date, updated schedules in respect of each German Obligor listing each of the assets with a market value of more than €100,000 belonging to such Obligor, in form and substance satisfactory to Agent (acting on the advice of its German legal advisors).

12.	COMPANIES HOUSE FILINGS

12.1	Within 21 days of the Closing Date, file with the Registrar of Companies:

(A)	Forms 403a in relation to each security document which is the subject of a release or termination document set out in paragraph 4.14 of Part I of Schedule 2 (Conditions precedent to initial Utilisation) against each company incorporated in England and Wales to which a release or termination document relates; and

(B)	Forms 395 in relation to each Transaction Security Document (which is registrable pursuant to section 395 of the Companies Act 1985) against each Security Company incorporated in England and Wales.

12.2	Within such period as is allowed by the laws of the relevant jurisdiction (or if no such period is specified, within 21 days):

(A)	any filing that is analogous or similar to those referred to in paragraph 12.1(A) or 12.1(B) above; and

(B)	any other filing required by law in a Relevant Jurisdiction.

13.	REAL ESTATE

13.1	Within 90 days of the Closing Date:

(A)	Official Copy of Register Entries (showing registration of Legal Charge) 1 Airport Gate, Bath Road, Harmondsworth, Middlesex;

(B)	Official Copy of Register Entries (showing registration of Legal Charge) Ground Floor, Finsbury Court, 101 Finsbury Pavement, London, EC2;

(C)	Official Copy of Register Entries (showing registration of Legal Charge) car parking space number 10, Finsbury Court, 101 Finsbury Pavement, London, EC2;

(D)	Form 395/Certificate of Registration of Mortgage or Charge 1 Airport Gate, Bath Road, Harmondsworth, Middlesex;

(E)	Form 395/Certificate of Registration of Mortgage or Charge Ground Floor, Finsbury Court, 101 Finsbury Pavement, London, EC2;

(F)	Form 395/Certificate of Registration of Mortgage or Charge car parking space number 10, Finsbury Court, 101 Finsbury Pavement, London, EC2;

(G)	Certified copy of the Notice of Charge sent to the Landlord 1 Airport Gate, Bath Road, Harmondsworth, Middlesex;

(H)	Certified copy of the Notice of Charge sent to the Landlord Ground Floor, Finsbury Court 101 Finsbury Pavement, London, EC2;

(I)	Certified copy of the Notice of Charge sent to the Landlord car parking space number 10, Finsbury Court, 101 Finsbury Pavement, London, EC2;

(J)	Certified Copy of the Notice of Charge receipted by the Landlord 1 Airport Gate, Bath Road, Harmondsworth, Middlesex;

(K)	Certified Copy of the Notice of Charge receipted by the Landlord, Ground Floor, Finsbury Court, Finsbury 101 Finsbury Pavement, London, EC2; and

(L)	Certified Copy of the Notice of Charge receipted by the Landlord car parking space number 10, Finsbury Court, 101 Finsbury Pavement, London, EC2.

13.2	Within 45 days of the Closing Date:

(A)	Landlord’s consent to the legal charge—1 Airport Gate, Bath Road, Harmondsworth, Middlesex;

(B)	Landlord’s consent to the legal charge – Ground Floor Finsbury Court, 101 Finsbury Pavement, London, EC2; and

(C)	Landlord’s consent to the legal charge—car parking space number 10, Finsbury Court, 101 Finsbury Pavement, London, EC2.

14.	LONDON 4

14.1	Within 90 days of Interconnect Exchange Europe Limited entering into the Lease in respect of Building 2, Buckingham Trading Estate, Slough (London 4):

(A)	Official Copy of Register Entries (showing registration of Legal Charge) Building 2, Buckingham Trading Estate, Slough;

(B)	Form 395/Certificate of Registration of Mortgage or Charge Building 2, Buckingham Trading Estate, Slough;

(C)	Certified copy of the Notice of Charge sent to the Landlord Building 2, Buckingham Trading Estate, Slough; and

(D)	Certified Copy of the Notice of Charge receipted by the Landlord, Building 2, Buckingham Trading Estate, Slough.

14.2	Within 45 days of Interconnect Exchange Europe Limited entering into the Lease in respect of Building 2, Buckingham Trading Estate, Slough Landlord’s consent to the legal charge - Building 2, Buckingham Trading Estate, Slough.

15.	GERMANY

Within 60 days of the Closing Date, copies certified by an authorised signatory of each of IX Europe GmbH and Interconnect Exchange Europe GmbH as true, complete and up to date and in full force and effect of each response by the banks regarding the executed notice of the pledge over bank accounts (in agreed form) by each of IX Europe GmbH and Interconnect Exchange Europe GmbH.

16.	FRANCE

Within 21 days of the execution of the pledge over the on-going business of Interconnect Exchange Europe SAS:

(A)	evidence that the pledge has been duly registered with the tax authorities within 15 days from its execution,

(B)	evidence that the pledge has been duly filed with the relevant Commercial Court within 15 days from its execution,

(C)	if relevant, evidence that the pledge has been duly filed with the INPI (Institut National de la Propriété Industrielle).

SCHEDULE 3

UTILISATION REQUESTS

Part I

Utilisation Request Loans

From: [Borrower] [the Company]*

To: CIT Capital Finance (UK) Limited

Dated:

Dear Sirs

IX Europe Plc – £82,000,000 Senior Facilities Agreement dated

[    ] June 2007 (the “Facilities Agreement”)

1.	We wish a Loan to be made on the following terms:

(a)	Borrower:	[•]

(b)	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	[[Facility A]/[Facility B]/[Facility C]]**

(d)	Currency of Loan:	[•]

(e)	Amount:	[•] or, if less, the Available Facility

(f)	Interest Period:	[•]

2.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

3.	[The proceeds of this Loan should be credited to [account]].

4.	This Utilisation Request is irrevocable.

5.	Terms used in this Request which are not defined in this Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]/[insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Request can be given by the Borrower or by the Company.

**	Select the Facility to be utilised and delete references to the other Facilities.

Part II

Selection Notice

Applicable to a Term Loan

From: [Borrower] [the Company]*

To: CIT Capital Finance (UK) Limited

Dated:

Dear Sirs

IX Europe Plc – £82,000,000 Senior Facilities Agreement

dated [    ] June 2007 (the “Facilities Agreement”)

1.	We refer to the following [Facility A Loan[s]/Facility B Loan[s]] with an Interest Period ending on [•]**.

2.	[We request that the above Term Loan[s] be divided into [•] [[Facility A]. [Facility B]] Loans with the following Base Currency Amounts and Interest Periods:] ***

or

3.	[We request that the next Interest Period for the above Term Loan[s] is [•]].****

4.	This Selection Notice is irrevocable.

5.	Terms used in this Request which are not defined in this Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]/[insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Request can be given by the Borrower or the Company.

**	Insert details of all Facility A Loans or Facility B Loans (delete as applicable) which have an Interest Period ending on the same date.

***	Use this option if division of Term Loans is requested.

****	Use this option if sub-division is not required.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

4.1	in relation to a sterling Loan:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

4.2	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORMS OF TRANSFER CERTIFICATE AND ASSIGNMENT AGREEMENT

PART I - FORM OF TRANSFER CERTIFICATE

To:	CIT Capital Finance (UK) Limited as Administrative Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

IX Europe Plc – £82,000,000 Senior Facilities Agreement

dated [    ] June 2007 (the “Facilities Agreement”)

1.	We refer to Clause 24.5 (Procedure for transfer):

(1)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(2)	The proposed Transfer Date is [•].

(3)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

2.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4.3 (Limitation of responsibility of Existing Lenders).

3.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(1)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Finance Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.]

4.	This Transfer Certificate shall be notified by the New Lender, if it wishes to do so, to the French Borrowers in accordance with Article 1690 of the French Civil Code.

5.	The New Lender confirms and ratifies all actions of the Security Trustee which the Security Trustee has taken on its behalf as an attorney acting without power of attorney (als Vertreter ohne Vertretungsmacht) in connection with the Security created by the Transaction Security Documents governed by German law.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

8.	Terms which are used in this Transfer Certificate which are not defined in this Transfer Certificate but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Administrative Agent and the Transfer Date is confirmed as [•].

[Administrative Agent]

By:

PART II—FORM OF ASSIGNMENT AGREEMENT

To:	CIT Capital Finance (UK) Limited as Administrative Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

IX Europe Plc – £82,000,000 Senior Facilities Agreement

dated [    ] June 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Assignment Agreement.

2.

(1)	We refer to Clause 24.6 (Procedure for assignment).

(2)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Security created under the Transaction Security Documents which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(3)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(4)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (3) above.[1]

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4.3 (Limitation of responsibility of Existing Lenders).

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(1)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Finance Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.]

[1]

If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(d).

8.	This Assignment Agreement shall be notified by the New Lender, if it wishes to do so, to the French Borrowers in accordance with Article 1690 of the French Civil Code.

9.	The New Lender confirms and ratifies all actions of the Security Trustee which the Security Trustee has taken on its behalf as an attorney acting without power of attorney (als Vertreter ohne Vertretungsmacht) in connection with the Security created by the Transaction Security Documents governed by German law.

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement is governed by English law.

12.	This Assignment Agreement has been [executed and delivered as a deed] [entered into] on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Administrative Agent and the Transfer Date is confirmed as [•].

[Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.]

[Administrative Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	CIT Capital Finance (UK) Limited as Administrative Agent
From:	[Subsidiary] and [the Company] (the “New Lender”)
Dated:

Dear Sirs

IX Europe Plc – £82,000,000 Senior Facilities Agreement

dated [    ] June 2007 (the “Facilities Agreement”)

1.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [•].

2.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

3.	[The Company confirms that no Default is continuing or would occur as a result of a [Subsidiary] becoming an additional Borrower.]*

4.	This letter is governed by English law.

5.	Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

[This Guarantor Accession Letter is entered into by deed.]**

[Parent] [Subsidiary]

NOTES:

*	Insert if Accession Letter is for an Additional Borrower.

**	If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Guarantor. This can be overcome by acceding by way of deed.

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	CIT Capital Finance (UK) Limited as Administrative Agent
From:	[resigning Obligor] and [the Company]
Dated:

Dear Sirs

IX Europe Plc – £82,000,000 Senior Facilities Agreement

dated [    ] June 2007 (the “Facilities Agreement”)

1.	Pursuant to [Clause 25.3 (Resignation of an Obligor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents.

2.	We confirm that:

(1)	no Default is continuing or would result from the acceptance of this request; and

(2)	[this request is given in relation to a disposal of [resigning Obligor] which is permitted under Clause 22.13 (Disposals) of the Agreement;]

(3)	[the Disposal Proceeds have been or will be applied in accordance with Clause 8.6 (Disposal, Insurance and Recovery Proceeds);]*

(4)	[•]**

3.	This letter is governed by English law.

4.	Terms which are used in this resignation letter which are not defined in this letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

5.	The Company agrees to indemnify the Finance Parties for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 1 above.

[the Company]	[resigning Obligor]

By:	By:

NOTES:

*	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

**	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	CIT Capital Finance (UK) Limited as Administrative Agent
From:	[the Company]
Dated:

Dear Sirs

IX Europe Plc – £82,000,000 Senior Facilities Agreement

dated [    ] June 2007 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate.

2.	We confirm that each of the computations as to compliance with Clause 21 (Financial Covenants) and the Margin computations set out in the definition of “Margin” as at the date as at which those financial statements were drawn up are true and accurate.

3.	We confirm that no Event of Default has occurred and is continuing or, if an Event of Default has occurred, what Event of Default has occurred and the steps being taken to remedy that Event of Default; and

4.	We confirm that the following companies currently constitute Material Companies for the purposes of the Facility Agreement: [•].

Signed

Director	Director
of	of
[the Company]	[the Company]

SCHEDULE 9

TIMETABLES

Part I

Term Loans

	Loans in euro/CHF	Loans in sterling
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 10.1 (Selection of Interest Periods and Terms))	U-5 9.30am	U-5 9.30am

Administrative Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 Noon	U-1 noon

Administrative Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm	U-1 3.00pm

Administrative Agent determines amount of the Loan in Optional Currency in accordance with Clause 32.9 (Change of Currency)	U-3 11.00am	U 11.00am

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m.

“U”	=	date of utilisation
“U - X”	=	X Business Days prior to date of utilisation

Part II

Revolving Loans

	Loans in euro/CHF	Loans in sterling
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 10.1 (Selection of Interest Periods and Terms))	U-3 9.30am	U-1 9.30am

Administrative Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 Noon	U-1 noon

Administrative Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm	U-1 3.00pm

Administrative Agent determines amount of the Loan in Optional Currency in accordance with Clause 32.9 (Change of Currency)	U-3 11.00am	U 11.00am

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m.

“U”	=	date of utilisation
“U - X”	=	X Business Days prior to date of utilisation

SCHEDULE 10

PART I

Part II

Current CEO, COO and CFO

CEO: Guy Willner

COO: Christophe De Buchet

CFO: Karen Bach

SCHEDULE 11

PERMITTED LEASES

Permitted Leases

	Lessor	Lease Agreement Number	Start date	Period (mths)	Monthly payment (excl VAT)		Quarterly Payment (excl VAT)
Interconnect Exchange Europe Ltd
	CHG-Meridian	179685	15-Feb-05	36	9 x £1,823.28 27 x £1,196.58
	CHG-Meridian	179638	01-Jan-05	36	£664.85
	CHG-Meridian	180079	16-Mar-05	36	9 x £2,928.60 27 x £2,097.20
	CIT	201-0060915-001	Feb 07	60	£25,595.60 (quarterly	)
	CIT	201-0057184-002	Mar 07	60	£12,993.43 (quarterly	)
IX Europe (Switzerland) AG
	CAT Financial	505-7705	01-Jul-05	48	CHF 2,514.47
	Credit Suisse	675’470/226’109	01-Jul-04	48	CHF 2,683.00
	CAT Financial	505-8191	01-Mar-06	48	CHF 3,140.47
	Credit Suisse	690-262	01-Jun-06	48	1x CHF 5,271.00 47 x CHF 705.45
IX Europe GmbH
	Disko Leasing GmbH	2376118/2063829/RM (LS 8 etc)	02-Dec-04	37	1x €13,574.32 18x €20,442.43 18x €7,642.37
	HP Financial Services	24631/DEU/S/4/A/1 (LS 6)	Mar-04	36	€20,227.47
	HP Financial Services	24631/DEU/IM/S/1 (LS 1)	Jul-04	36	€14,372.84
	CHG-Meridian AG	2191701	01-Jan-05	38	€10,013.00
	CHG-Meridian AG	2195890	01-Apr-05	36	€1,204.33
	CHG-Meridian AG	2198572	01-Aug-05	36	€455.16
	CHG-Meridian AG	2199022	01-Aug-05	36	€193.56
	CHG-Meridian AG	2201014	01-Oct-05	36	€788.12
	CHG-Meridian AG	2203158	01-Dec-05	36	€88.14
	CHG-Meridian AG	2203402	01-Dec-05	36	€5,960.60
Interconnect Exchange Europe GmbH
	RWE		01-Jun-2002	120			€131,253.46 (€87,501 capital and €43,752 interest) €50,487.50 (maintenance)

Any B&S Finance Lease

SCHEDULE 12

TEMPLATE FOR ACQUISITION SUMMARY

[insert project name eg “London 4”] SUMMARY

For [insert address of property/name of business being acquired]

1.	EXECUTIVE SUMMARY

[describe acquisition, managements overview of opportunity and review of historic and expected performance and other main areas which should be brought to the Administrative Agent’s attention for example:

- if the acquisition is an Lease, details of any conditions that need to be met before the Lease is entered into, details of any rent deposit, any other material agreements (such as an electricity supply agreement, environmental concerns);

- if the acquisition is of another business, description of the business, consideration, any unusual conditions, warranties or indemnities etc.]

- confirm the payback period (EBITDA and cashflow) and see a copy of the board submission for approval.

2.	SUMMARY OF LEASE

Date of Lease

Property

Landlord
Tenant

Term

Security of Tenure

Rent
Rent Free Period
Rent Review

Break Options

Option to Renew
Service Charge

Outgoings

Repair

Use

Insurance

Environmental

Damage or Destruction

Decoration

Assignment

Underletting

Forfeiture

Other provisions to note

Consider specific area for potential dilapidations at the end of the lease.

Details if there is to be a parental guarantee for the lease where a subsidiary/proposed subsidiary is the tenant.

OR

2.	SUMMARY OF ASSET/BUSINESS PURCHASE AGREEMENTS

Parties

Target business/shares

Completion

Consideration

Guarantees

Warranties/indemnities

Limitations on claims

Restrictive covenants

Environmental concerns

Other provisions to note

3.	SUMMARY OF OTHER MATERIAL AGREEMENTS

Parties

Purpose

Duration

Fee/consideration/payment

Termination

Assignment

Confidentiality

Guarantees

Other provisions to note

4.	SUMMARY OF DUE DILIGENCE UNDERTAKEN

- What type of due diligence has been undertaken (ie legal, commercial, environmental)?

- Who has been commissioned to undertake the particular due diligence?

5.	FINANCIAL ANALYSIS

-Detailed model to be provided including P&L, balance sheet and cashflow projections for at least 5 years.

-Cashflows to be provided on a monthly basis for at least 5 years so we can evaluate timing of EBITDA breakeven and when company turns free cashflow positive.

–Capex assumptions to be clearly laid out in terms of amounts, phasing, what is to be acquired, “fit out costs”, estimated maintenance cost p.a, remedial work required.

6.	CLIENTS

–Information on existing and prospective clients to be provided to include length and value of contract in terms of monthly EBITDA generation.

–Information on how long expected before data centre is full.

7.	OWNERS

–Information on vendors to be provided and reasons for selling.

SCHEDULE 13

FORM OF CONFIRMATION

Bescheinigung zur Vorlage beim Finanzamt für Zwecke des § 8a Körperschaftsteuergesetz (KStG)	Certification for presentation to the Tax Office for the purposes of Section 8a of Germany’s Corporation Income Tax Law (Körperschaftsteuergesetz, KStG)
Soweit in dieser Bescheinigung Begriffe verwendet werden, die nicht definiert sind, sollen diese Begriffe die Bedeutung haben, wie sie ihnen im [•/Vertrag] vom [•] zugeschrieben wurde.	All capitalized terms on defined in this Tax Confirmation shall have the meaning ascribed to them in the [•/Agreement] dated [•].

Sie hatten [•] („Darlehensgeber”) gebeten, zur Vorlage beim Finanzamt für Zwecke des § 8a KStG eine Bescheinigung auszustellen. Hierzu erklären wir, dass uns bezüglich des Darlehens [•/doc no., account no.] vom [•] in Höhe von EUR [•] („Finanzierung”) an [•] („Kreditnehmer”)	You have asked … (“Bank/Savings Bank”) to issue a Certification for presentation to the Tax Office for the purposes of the Corporation Tax Law. We hereby declare that regarding the mixed limit/loan/short-term operating credit line … (contract number; loan number; account number) of …. (date of the conclusion of the contract) in the amount of EUR … (“Loan”) to the [XY] (“Borrower”):

• keine Sicherheiten an Kapitalforderungen von anderen Personen als dem Kreditnehmer gewährt wurden.	• No securities on capital claims of persons other than the Borrower have been granted.

• die nachfolgend aufgeführten Sicherheiten von anderen Personen als dem Kreditnehmer gewährt wurden:	• The following securities have been granted by persons other than the Borrower:

1. Dingliche Sicherheiten	1. Security in rem

• Pfandrecht (z.B. an Einlagen)	• Pledges / Liens (e.g. of deposits)

• Sicherungsabtretungen (z. B. Einzelabtretung von Forderungen)	• Assignments (e.g. assignments of receivables)

2. Personalsicherheiten (z. B. Bürg- schaft, Garantie, Schuldmitüber- nahme)	2. Personal Security (e.g. surety, guarantee, assumption of debt)

verbunden mit folgenden/r: • dinglicher Sicherheit (z. B. an Einlagen)	linked with the following: • Security in rem (e.g. on deposits)

• Sicherungsabtretungen (z.B. Einzelabtretung von Forderungen; Global-/Mantelabtretung von Forderungen)	• Assignments (e.g. assignment of receivables; global assignments)

• Unterwerfung unter die sofortige Zwangsvollstreckung mit dem gesamten Vermögen oder hinsichtlich einzelner Vermögensgegenstände	• Submission to immediate foreclosure in respect of all or certain assets

• vereinbarten Verfügungsbeschrän- kungen	• Agreed restraints on disposal

• sonstigen Vereinbarungen (z. B. Pfandrechte nach den Allgemeinen Geschäftsbedingungen)	• Other agreements (e.g. pledges/liens under the General Standard Terms and Conditions)

3. Sicherheiten der o.g. Art, auf die während des bestehenden Darlehensverhältnisses verzichtet wurde	3. Securities as mentioned above that have been waived during the term of the Loan

Sonstige Anmerkungen	Other comments

Diese Bescheinigung enthält nur solche Angaben, die dem beim Darlehensgeber mit der vorgenannten Finanzierung vertrautem Personenkreis bekannt sind.	This Certification is based solely on information that is known to the employees of the Bank/Savings Bank who have worked on the Loan.

Der Darlehensgeber übernimmt mit dieser Erklärung – bereits aus rechtlichen Gründen – keine Beratung in steuerlichen Angelegenheiten. Insbesondere steht der Darlehensgeber nicht für den steuerlichen Erfolg ein, der mit dieser Bescheinigung angestrebt.	By providing this Certification, the Bank/Savings Bank - in the first place for legal reasons - is not offering any consultancy services on tax matters. In particular, the Bank/Savings Bank will not be responsible or liable for the Borrower’s success in obtaining any tax benefits which are the objective of this Certification.

Die deutsche Version dieser Bestätigung ist bindend.	The German version of this Tax Confirmation shall prevail.

For and on behalf of the Lender

[Name] [Function]	[Name] [Function]

[Date]	[Date]

[Signature]	[Signature]

SIGNATURES

ORIGINAL BORROWERS

IX Europe Plc

By: 41-44 Great Queen Street London WC2B 5AD Attn: Karen Bach Fax: 0207 533 6606	/s/

Interconnect Exchange Europe Limited

By: 41-44 Great Queen Street London WC2B 5AD Attn: Karen Bach Fax: 0207 533 6606	/s/

Intelisite B.V.

By: Strawinskylaan 3105 1077 ZX Amsterdam The Netherlands	/s/

Attention: Christophe de Buchet

Fax: +44 20 7533 6606

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

signature page 1

Intelisite B.V.

By: Strawinskylaan 3105 1077 ZX Amsterdam The Netherlands	/s/

Attention: Christophe de Buchet

Fax: +44 20 7533 6606

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

Interconnect Exchange Europe GmbH

By: Alberstrasse 27 40233 Düsseldorf Germany	/s/

Attn: Harro Beusker

Fax: + 49 (0) 69-92042599

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

signature page 2

IX Europe (Switzerland) AG

By: Taubenstrasse 7-9 60313 Frankfurt am Main Germany	/s/

Attn: Harro Beusker

Fax: + 49 (0) 69-92042599

Copied to:	and:

Walter H. Boss	IX Europe Plc
Attorney at law	41-44 Great Queen Street
BLUM Attorneys at Law	London
Usteristrasse 14	WC2B 5AD
CH-8021 Zurich
Attn: Karen Bach
Fax +41 43 443 88 99
Fax: 0207 533 6606

IX Europe GmbH

By: Taubenstrasse 7-9 60313 Frankfurt am Main Germany	/s/

Attn: Harro Beusker

Fax: + 49 (0) 69-92042599

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

signature page 3

Interconnect Exchange Europe SAS

By: 167 rue de la Belle Etoile Parc Activité Paris Nord II 95700 Roissy en France	/s/

Attn: Christophe de Buchet

Fax: + +44 20 7533 6606

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

ORIGINAL GUARANTOR

IX Europe Plc

By: 41-44 Great Queen Street London WC2B 5AD	/s/

Attn: Karen Bach

Fax: 0207 533 6606

Interconnect Exchange Europe Limited

By: 41-44 Great Queen Street London WC2B 5AD	/s/

Attn: Karen Bach

Fax: 0207 533 6606

signature page 4

Intelisite B.V.

By: Strawinskylaan 3105 1077 ZX Amsterdam The Netherlands	/s/

Attention: Christophe. de Buchet

Fax: +44 20 7533 6606

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

Interconnect Exchange Europe GmbH

By: Alberstrasse 27 40233 Düsseldorf Germany	/s/

Attn: Harro Beusker

Fax: + 49 (0) 69-92042599

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

signature page 5

IX Europe (Switzerland) AG

By: Taubenstrasse 7-9 60313 Frankfurt am Main Germany	/s/

Attn: Harro Beusker

Fax: + 49 (0) 69-92042599

Copied to:	and:

Walter H. Boss	IX Europe Plc
Attorney at law	41-44 Great Queen Street
BLUM Attorneys at Law	London
Usteristrasse 14	WC2B 5AD
CH-8021 Zurich
Attn: Karen Bach
Fax +41 43 443 88 99
Fax: 0207 533 6606

IX Europe GmbH

By: Taubenstrasse 7-9 60313 Frankfurt am Main Germany	/s/

Attn: Harro Beusker

Fax: + 49 (0) 69-92042599

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

signature page 6

Interconnect Exchange Europe SAS

By:	/s/

167 rue de la Belle Etoile

Parc Activité Paris Nord II

95700 Roissy en France

Attn: Christophe de Buchet

Fax: + 44 20 7533 6606

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

IX Services Limited

By:	/s/

41-44 Great Queen Street London WC2B 5AD Attn: Karen Bach Fax: 0207 533 6606

IX Corporation Limited

By:	/s/

41-44 Great Queen Street London WC2B 5AD Attn: Karen Bach Fax: 0207 533 6606

signature page 7

IX Investments Limited

By: 41-44 Great Queen Street London WC2B 5AD Attn: Karen Bach Fax: 0207 533 6606	/s/

IX Europe Real Estate GmbH

By:

Taubenstrasse 7-9

60313 Frankfurt am Main

Germany

Attn: Harro Beusker

Fax: + 49 (0) 69-92042599

Copied to:

IX Europe Plc

41-44 Great Queen Street

London

WC2B 5AD

Attn: Karen Bach

Fax: 0207 533 6606

/s/

THE ARRANGER CIT Bank Limited

36 Monument Street London EC3R 8LJ Attn: Wayne Frank Fax: 020 7411 4748 Copied to: 36 Monument Street London EC3R 8LJ Attn: Maureen Greene Fax: 020 7411 4748	/s/

signature page 8

THE ADMINISTRATIVE AGENT CIT Capital Finance (UK) Limited

36 Monument Street London EC3R 8LJ Attn: Wayne Frank Fax: 020 7411 4748 Copied to: 36 Monument Street London EC3R 8LJ Attn: Maureen Greene Fax: 020 7411 4748	/s/

THE SECURITY TRUSTEE CIT Capital Finance (UK) Limited

36 Monument Street London EC3R 8LJ Attn: Wayne Frank Fax: 020 7411 4748 Copied to: 36 Monument Street London EC3R 8LJ Attn: Maureen Greene Fax: 020 7411 4748	/s/

signature page 9

THE LENDERS

CIT Bank Limited

36 Monument Street London EC3R 8LJ

Attn: Wayne Frank	/s/

Fax: 020 7411 4748

Copied to:

36 Monument Street London EC3R 8LJ

Attn: Maureen Greene

Fax: 020 7411 4748

CIT Capital Finance (UK) Limited

36 Monument Street London EC3R 8LJ

Attn: Wayne Frank	/s/

Fax: 020 7411 4748

Copied to:

36 Monument Street London EC3R 8LJ

Attn: Maureen Greene

Fax: 020 7411 4748

signature page 10

THE ORIGINAL HEDGE COUNTERPARTY

The Governor and Company of the Bank of Ireland

36 Queen Street

London

EC4R 1HJ

Attn: Toby Frampton

Fax: 020 7634 3103

/s/	/s/

signature page 11